Exhibit (a)(1)(a)

EXAR CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to Exar Corporation’s

2000 Equity Incentive Plan covering

securities that have been registered under the Securities Act of 1933.

August 27, 2003, as amended September 15, 2003

EXAR CORPORATION

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific time, on September 25, 2003 unless we extend them.

By this offer, we are giving you the opportunity to exchange all of your outstanding options that have exercise prices equal to or greater than $26.00 per share, whether vested or unvested, for new options. You may participate in this offer if you are a regular, full-time, U.S.-resident employee of Exar Corporation or our subsidiaries (collectively referred to as Exar, we, our or us). However, you may not participate in this offer if you are a member of our board of directors, an executive officer, or an employee subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, as listed on Schedule B to this offer. Also, you may not participate if you have received a termination notice from Exar, or if you have delivered a termination notice to Exar, on or prior to the expiration of this offer.

If you participate in this offer, you must exchange (i) all options granted to you that have exercise prices equal to or greater than $26.00 per share and (ii) all options granted to you on or after February 27, 2003, regardless of exercise price. A list of your options is attached hereto as Exhibit A, with your eligible options highlighted in yellow.

If you participate in this offer, the number of new options you receive will depend on the original exercise price at which your exchanged options were granted. By exchanged options, we mean any options that you exchange pursuant to this offer. Your exchanged options will be exchanged for new options as follows:

•	Exchanged options with an exercise price per share equal to or greater than $26.00 and less than or equal to $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share less than $26.00 are not eligible for exchange in this offer, except that any such options granted on or after February 27, 2003 are required to be exchanged as a condition to participation in this offer. Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

We will grant new options on the first business day that is at least six months and one day after the date on which we cancel the exchanged options. We refer to this date as the new option grant date. We expect the new option grant date to be March 29, 2004.

Each new option granted to an eligible employee will be subject to a new vesting schedule that will begin on the new option grant date, as follows:

•	If any portion of the exchanged options is vested as of the date such options are cancelled, then the corresponding portion of the new options granted to such eligible employee in exchange for the vested exchanged options shall be fully vested nine (9) months from the new option grant date; and

•	If any portion of the exchanged options is unvested as of the date such options are cancelled, then fifty percent (50%) of the corresponding portion of the new options granted to such eligible employee in exchange for the unvested exchanged options shall vest on the one (1) year anniversary of the new option grant date and the remaining fifty percent (50%) of the corresponding portion of the new options shall vest on the two (2) year anniversary of the new option grant date.

In each case, vesting will be subject to your continued employment with Exar on the relevant vesting date. The exercise price of new options will be equal to the lower of: (i) the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on the new option grant date or (ii) the arithmetic mean of the highest and lowest quoted selling prices on the Nasdaq National Market on the new option grant date. Exhibit A attached to this offer contains the number of your options that will be vested and unvested as of the expected cancellation date, assuming you remain employed by Exar through such date, and also lists the exercise prices of each of your options. Your eligible options are highlighted in yellow on Exhibit A.

Our common stock is traded on the Nasdaq National Market under the symbol “EXAR.” On August 25, 2003, the closing price of our common stock was $16.24 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must complete and sign the attached election form and fax it to Gene Robles at fax number (510) 668-7011 or hand deliver it to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538 before 5:00 p.m., Pacific time, on September 25, 2003. Only responses that are complete, signed and actually received by Gene Robles by the deadline will be accepted. Responses submitted by U.S. mail and Federal Express are not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, telephone number (510) 668-7075.

Offer to Exchange dated August 27, 2003.

You should rely on the information contained in this Offer to Exchange and the related documents. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Exchange and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options to purchase Exar common stock with exercise prices equal to or greater than $26.00 per share and outstanding options granted on or after February 27, 2003 for new options covering an equal or lesser number of shares than the number covered by the exchanged options. We will make the new option grants after a six month and one day waiting period. We expect to cancel the options accepted for exchange on September 26, 2003 and to make the new grants on March 29, 2004. The exercise price of new options will be equal to the lower of: (i) the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on the new option grant date or (ii) the arithmetic mean of the highest and lowest quoted selling prices on the Nasdaq National Market on the new option grant date.

Terms Used in This Offer

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be September 25, 2003 at 5:00 p.m., Pacific time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“cancellation date” refers to the first business day after the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be September 26, 2003. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“new option grant date” refers to the date that is at least six months and one day after the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be March 29, 2004. If the expiration date is extended, then the new option grant date will be similarly extended.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific time, on September 25, 2003:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Gene Robles either via facsimile (fax # (510) 668-7011) or hand delivery at Exar Corporation, 48720 Kato Road, Fremont, CA 94538.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific time, on the business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days. If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q3.	Why is Exar making this offer?

A3.	We believe that this offer will help us to retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and to provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, both vested and unvested, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

In addition, this offer is designed to decrease Exar’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. Accordingly, we believe that the exchange ratios used in this offer will benefit stockholders by decreasing potential stockholder dilution. (Section 3)

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are a regular, full-time, U.S.-resident employee of Exar at the time of this offer and you remain a regular, full-time, U.S.-resident employee of Exar through the cancellation date; however, members of our board of directors, executive officers and other employees subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, (who are listed on Schedule B) may not participate in this offer. You may not participate if you have received a termination notice from Exar or if you have delivered a termination notice to Exar on or prior to the expiration date. To receive a new option, you must remain a regular, full-time, U.S.-resident employee of Exar through the new option grant date. (Section 1)

Q5.	Am I required to participate in this option exchange?

A5.	No. Participation in this offer is completely voluntary. However, you cannot selectively exchange options. If you participate in this offer, you must exchange (i) all of your outstanding options with exercise prices equal to or greater than $26.00 per share and (ii) all options granted to you on or after February 27, 2003, regardless of exercise price. Options granted prior to February 27, 2003 with an exercise price that is below $26.00 per share are not eligible and would not be included in the exchange if you decide to participate in the offer with regard to your eligible options. Your options are listed on Exhibit A, with your eligible options highlighted in yellow. (Section 2)

Q6.	How many new options will I receive for the options that I exchange?

A6.	As stated above, the number of new options that you receive will depend on the original exercise prices at which your exchanged options were granted, as follows:

•	Exchanged options with an exercise price per share equal to or greater than $26.00 and less than or equal to $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share less than $26.00 are not eligible for exchange in this offer, except that any such options granted on or after February 27, 2003 are required to be exchanged as a condition to participation in this offer. Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option. (Section 2)

Fractional options will be rounded up to the nearest whole option.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. The number of new options that you receive will also be adjusted if there are any stock splits, subdivisions, combinations, stock dividends or similar events that occur after the cancellation date but before the new option grant date. (Section 2)

Example 1

If you exchange 1,000 options with an original exercise price of $26.00 per share, you will receive 500 new options.

Example 2

If you exchange 1,000 options with an original exercise price of $51.00 per share, you will receive 250 new options.

Example 3

If you exchange 1,000 options originally granted on or after February 27, 2003, you will receive 1,000 new options.

Example 4

If you exchange (i) 1,000 options with an original exercise price of $26.00 per share, (ii) 1,000 options with an original exercise price of $51.00 per share and (iii) 1,000 options that were granted on or after February 27, 2003, then all of the following apply:

•	You must exchange all three options if you would like to participate in the offer.

•	In exchange for the options with an original exercise price of $26.00 per share, you will receive 500 new options.

•	In exchange for the options with an original exercise price of $51.00 per share, you will receive 250 new options.

•	In exchange for the options granted on or after February 27, 2003, you will receive 1,000 new options.

All new options will be nonstatutory stock options. (Sections 2 and 6)

Q7.	Why isn’t the exchange ratio simply one-for-one?

A7.	Our stock option exchange program is designed to balance the interests of both employees and stockholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (Section 3)

Q8.	What will be the exercise price of my new options?

A8.	The exercise price of new options will be equal to the lower of: (i) the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on the new option grant date or (ii) the arithmetic mean of the highest and lowest quoted selling prices on the Nasdaq National Market on the new option grant date. The new option grant date is expected to be March 29, 2004.

We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your current options. The exercise prices of your options are listed on Exhibit A, with your eligible options highlighted in yellow. (Section 9)

Q9.	When will my new options vest?

A9.	Each new option will be subject to a new vesting schedule that will begin on the new option grant date, as follows:

•	If any portion of the exchanged options is vested as of the cancellation date, then the corresponding portion of the new options granted in exchange for the vested exchanged options shall be fully vested nine (9) months from the new option grant date; and

•	If any portion of the exchanged options is unvested as of the cancellation date, then fifty percent (50%) of the corresponding portion of the new options granted in exchange for the unvested exchanged options shall vest on the one (1) year anniversary of the new option grant date and the remaining fifty percent (50%) of the corresponding portion of the new options shall vest on the two (2) year anniversary of the new option grant date. (Section 9)

In each case, vesting is subject to your continued employment with Exar on each relevant vesting date. Exhibit A contains the number of options that will be vested and unvested as of the expected cancellation date, assuming you remain employed by Exar through such date. Your eligible options are highlighted in yellow on Exhibit A.

Example 1

Original exercise price of the exchanged options: $26.00

Number of exchanged options: 1,000

Grant date of the exchanged options: January 1, 1998

Vesting schedule of the exchanged options: 25% vest on each anniversary of the date of grant

Number of new options: 500

New option grant date: March 29, 2004

Vesting schedule of the new options: Because 100% of the exchanged options were vested as of the cancellation date, 100% of the new options will be vested on December 29, 2004 (nine (9) months after the new option grant date).

Example 2

Original exercise price of the exchanged options: $26.00

Number of exchanged options: 1,000 shares

Grant date of the exchanged options: August 30, 2001

Vesting schedule of the exchanged options: 25% vest on each anniversary of the date of grant

Number of new options: 500

New option grant date: March 29, 2004

Vesting schedule of the new options: Because 500 shares subject to the exchanged options were vested as of the date of cancellation, then 250 shares subject to the new options will be vested on December 29, 2004 (nine (9) months after the new option grant date), and fifty percent (50%) of the remaining 250 shares subject to the new options will be vested on March 29, 2005 (the one (1) year anniversary of the new option grant date) and the remaining fifty percent (50%) of the shares subject to the new options will be vested on March 29, 2006 (the two (2) year anniversary of the new option grant date).

Q10.	Are there circumstances under which I would not be granted new options?

A10.	Yes. If, for any reason, you are no longer a regular, full-time, U.S.-resident employee of Exar on the new option grant date, you will neither receive any new options, nor will you have the opportunity to exercise any options that were cancelled as part of the exchange offer. Your employment with Exar will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (Section 1)

Moreover, even if we accept your options for cancellation, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (Section 13)

Q11.	If I am on an approved leave of absence or go on an approved leave of absence before the offer expires, can I still exchange my options? If I am on an approved leave of absence at the time of the new option grant date, will I still receive my new options?

A11.	Yes. If you are an eligible employee on an approved leave of absence or plan to go on an approved leave of absence for any reason before the expiration date of the offer, you may participate in this offer and exchange your eligible options. Likewise, if you have exchanged your options and are an eligible employee on an approved leave of absence at the time the new options are granted, you will still receive your new options.

Q12.	If I participate in this offer, do I have to exchange all of my options?

A12.	Yes. You cannot pick and choose which of your options to exchange. If you participate in this offer, you must exchange (i) all options granted to you with exercise prices equal to or greater than $26.00 per share and (ii) all options granted to you on or after February 27, 2003, regardless of exercise price. This also means that if you participate in this offer, you must exchange the remaining outstanding portion of any eligible option that you have partially exercised that must be exchanged. However, you may not and are not required to exchange any options with exercise prices below $26.00 that were granted to you prior to February 27, 2003.

For example, if you hold (i) 1,000 options with an exercise price of $26.00 per share, 700 of which you have already exercised, thereby leaving 300 options outstanding, (ii) 1,000 options with an exercise price of $15.00 per share that were granted on or after February 27, 2003, and (iii) 1,000 options with an exercise price of $51.00 per share, you may elect to exchange:

•	all three of your outstanding options (a total of 2,300 options), or

•	none of your options.

These are your only choices in this example. (Section 2)

Q13.	When will my exchanged options be cancelled?

A13.	Your exchanged options will be cancelled on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 26, 2003, unless the offer period is extended. (Section 6)

Q14.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A14.	To receive new options, you must remain a regular, full-time, U.S.-resident employee of Exar through the new option grant date.

As discussed above, we will grant new options on the first business day that is at least six months and one day after the cancellation date. We expect that the new option grant date will be March 29, 2004. If, for any reason, you do not remain a regular, full-time, U.S.-resident employee of Exar through the new option grant date, you will not receive any new options or other compensation in exchange for your exchanged options. Your employment with Exar remains “at will” and can be terminated by you or Exar at any time, with or without cause or notice. (Section 1)

Q15.	When will I receive my new options?

A15.	We will send you a promise to grant stock options promptly after the cancellation date. The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain a regular, full-time, U.S.-resident employee of Exar through the new option grant date. If you elect to participate in the offer but do not receive a promise to grant within one (1) week of the cancellation date, you should contact Gene Robles at (510) 668-7075.

We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange. If you elect to participate in the offer, you will not be granted any stock options before the new option grant date. We expect the new option grant date will be March 29, 2004. If the expiration date is delayed, the new option grant date will be similarly delayed. (Section 6)

Q16.	Why do I have to exchange options granted on or after February 27, 2003, if I choose to participate?

A16.	Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these replacement option grants. (Section 12)

Q17.	What evidence will I have of Exar’s promise to grant new options to me on the new option grant date?

A17.	Exar will deliver to you a written promise to grant the new options to you on the new option grant date. Exar will deliver the written promise to you promptly after the cancellation date. If you elect to participate in the offer but do not receive a promise to grant within one (1) week of the cancellation date, you should contact Gene Robles at (510) 668-7075. (Section 6)

Q18.	Why won’t I receive my new options immediately after the expiration date of the offer?

A18.	Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these replacement option grants. (Section 12)

Q19.	Can I exchange shares of Exar common stock that I acquired upon exercise of Exar options or through the Exar ESPP?

A19.	No. This offer relates only to outstanding Exar options. You may not exchange shares of Exar common stock in this offer. (Section 2)

Q20.	If I participate in this offer, may I receive other option grants before I receive my new options?

A20.	No. If you participate in this offer, you cannot receive any other option grants before the new option grant date. Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options. As such, accounting rules would require unfavorable accounting treatment for these replacement option grants. (Sections 6 and 12)

Q21.	If I participate in this offer, may I participate in the Company’s program that allows me to make an irrevocable election to apply a portion of my base salary to the acquisition of an option to purchase shares of common stock of the Company?

A21.	If you participate in this offer you will not be able to make such an election to apply a portion of your base salary earned in calendar year 2004 to the acquisition of an option to purchase shares of common stock of Exar. However, if you participate in this offer you will be able to make such an election, in accordance with the terms of the 2000 Equity Incentive Plan and subject to any other restrictions imposed by the board of directors, with respect to base salary earned in calendar year 2005 and onward. (Section 9)

Q22.	If I do not participate in this offer, may I receive any option grants between now and the new option grant date?

A22.	Yes. If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to eligible employees before the new option grant date. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer. (Section 6)

Q23.	Is this a repricing of options?

A23.	No. This is an exchange offer. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (Section 12)

Q24.	Why can’t you just grant me additional options?

A24.	Because of the large number of underwater options outstanding, granting enough additional options to achieve the same benefits to employees and stockholders that this offer does could have a severe negative impact on our dilution, overhang, outstanding shares and earnings per share. Further, Exar does not have authority to grant a sufficient number of stock options to make such grants while allowing Exar to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe this stock option exchange program is in the best interests of our employees and stockholders to incent our employees with appropriate stock options, reduce the outstanding stock option overhang and conserve options for future grants. (Section 3)

Q25.	Will I be required to give up all of my rights under the cancelled options?

A25.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the first business day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be September 26, 2003. (Section 6)

Q26.	Will the terms and conditions of my new options be the same as my exchanged options?

A26.	The terms and conditions of your new options may vary from the terms and conditions of your exchanged options, but such changes generally will not substantially and adversely affect your rights. However, your new options will be nonstatutory stock options and will be subject to a new vesting schedule, as described above in Q&A 9. All new options will be granted under the 2000 Equity Incentive Plan and subject to a new option agreement between you and us. In addition, the new options will expire five (5) years from the new option grant date, or earlier if your employment with Exar terminates. A brief summary of the terms of your options is listed on Exhibit A, with your eligible options highlighted in yellow. (Section 9)

Q27.	What if Exar is acquired by another company?

A27.	At this time, we are not anticipating being acquired. However, if Exar were to be acquired between the time of the cancellation date and the new option grant date, then the acquiror must grant the new option under the same terms as provided in this offer. The type of stock and the number of shares covered by each new option would be determined in the same way as the consideration received by outstanding option holders would be determined at the time of the acquisition. Such new option would generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. As a result of this adjustment, you could receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred. (Section 9)

Q28.	What happens to my options if I choose not to participate?

A28.	If you choose not to participate, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, and (iii) retain their current vesting schedule. (Section 6)

Q29.	How does Exar determine whether an option has been properly tendered?

A29.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (Section 4)

Q30.	Will I have to pay taxes if I participate in the offer?

A30.	If you participate in the offer, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange of your existing options. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of, or subject to the tax laws in, more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q31.	Will my new options be incentive stock options or nonstatutory stock options?

A31.	All new options will be nonstatutory stock options. All new options will be granted under the terms of the 2000 Equity Incentive Plan and will be subject to a new option agreement between you and us.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial advisor. (Sections 9 and 14)

Q32.	When will my new options expire?

A32.	Your new options will expire five (5) years from the new option grant date, or earlier if your employment with Exar terminates. (Section 9)

Q33.	Will I receive a new option agreement?

A33.	Yes. All new options will be subject to a new option agreement between you and Exar. (Section 9)

Q34.	Is there any chance Exar will not proceed with the option exchange?

A34.	The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer. If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our discretion. In addition, prior to the expiration date, we may change the offer for any or no reason. (Section 7)

Q35.	How will you notify me if the offer is changed?

A35.	If we change or terminate the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific time, on the next business day following the day we change or terminate the offer. We will also send an email or other communication to all eligible employees. (Sections 2 and 15)

Q36.	If you extend the offer, how will you notify me?

A36.	If we extend this offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific time, on the next business day following the previously scheduled expiration date. We will also send an email or other communication to all eligible employees. (Sections 2 and 15)

Q37.	Can I change my mind and withdraw from this offer?

A37.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly tendered election or withdrawal form we receive before the expiration date. (Section 5)

Q38.	How do I withdraw my election?

A38.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form to Gene Robles via facsimile at (510) 668-7011 or via hand delivery at Exar Corporation, 48720 Kato Road, Fremont, CA 94538. (Section 5)

Q39.	What if I withdraw my election and then decide again that I want to participate in this offer?

A39.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting to us prior to the expiration of the offer a new properly completed election form that is signed and dated after the date of your withdrawal form. See Q&A 2. (Section 5)

Q40.	Are you making any recommendation as to whether I should exchange my eligible options?

A40.	No. We are not making any recommendation as to whether you should accept this offer. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Section 14)

Q41.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A41.	For additional information or assistance, you should contact:

Gene Robles

Exar Corporation

48720 Kato Road

Fremont, CA 94538

(510) 668-7075 (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in our quarterly reports on Form 10-Q for the fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission (the “SEC”) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer to exchange and our SEC reports referred to above include “forward-looking statements.” Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. These risks, uncertainties and other factors include, among others, those identified under this section entitled “Risks of Participating in the Offer.” Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” “continue,” “estimate,” “seek,” or other similar words. Forward-looking statements contained herein include, among others, statements made in the sections entitled “Economic Risks,” “Tax-Related Risks,” “Business-Related Risks” and elsewhere regarding (1) the Company’s revenue from the sale of its communications products, (2) international sales, (3) the Company’s belief that its success will continue to depend on its distributors and sales representatives, and (4) the general market and economic outlook.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule C, as well as the Management Discussion and Analysis of Financial Condition and Results of Operations contained in our most recent Forms 10-K, 10-Q, and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

For example, if you cancel options with an exercise price of $26.00 per share, and the price of our common stock increases to $30.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until March 29, 2004, at the earliest.

Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until March 29, 2004, at the earliest.

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with Exar terminates for any reason, including as the result of a reduction-in-force or another company acquiring Exar, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain at current levels or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date, you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks

Your new option will be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

The new option that will replace your exchanged option will be a nonstatutory stock option. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth under the section entitled “Material U.S. federal income tax consequences.”

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one non-U.S. jurisdiction, you should be aware that there may be tax and social security consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

If the Company is unable to generate additional revenue from the sale of its communications products, or its revenue from these products declines, the Company’s business, financial condition and results of operations will be materially and adversely impacted.

Although the Company’s revenue from the sale of its communications products is expected to grow in the long term, it may not grow fast enough to offset the expected decline in revenue from non-communications products. If communications revenue does not increase in the future, the Company’s financial condition and results of operations will be materially and adversely impacted.

The Company is continuing to focus a significant portion of its research and sales resources on the communications market. As a result, the Company’s dependence on this market, as compared to the Company’s dependence on other markets, such as video and imaging, is increasing. Given the Company’s increasing dependence on the communications market to support revenue growth, the Company must continue to generate additional sales from this market, either by taking market share from competitors or by maintaining market share while in a growing market. If the Company is not able to generate additional revenue in the communications market, the Company’s business, financial condition and results of operations will be materially and adversely impacted.

The slowdown and uncertainty in the U.S. and global economies may continue to adversely affect the Company’s business, financial condition and results of operations.

Decreased consumer confidence, reduced corporate profits, lower capital spending, the impact of the Iraq war, the outbreak of the Severe Acute Respiratory Syndrome (“SARS”) and other geopolitical factors have had, and continue to have, a negative impact on the U.S. and global economies. Many of the Company’s customers continue to experience lack of significant demand for their products as a result of continued uncertainty regarding future capital spending by the communications service providers. This uncertainty regarding capital spending is based upon the weak operating results of these service providers, which, in turn, have hindered their ability to obtain additional capital from the public markets in order to continue to build their networks. Communications service providers continue to face significant financial challenges and, therefore, may continue to delay or further reduce their spending on the Company’s customers’ products. These challenges have been exacerbated by disclosures of accounting irregularities by communications service providers and other large public companies. If the Company’s customers delay or cancel their orders for the Company’s products, the Company’s revenues and results of operations may be negatively impacted.

The extent and severity of this economic downturn, in conjunction with the uncertainty of the geopolitical environment, have made it difficult for the Company to predict when and if demand for its products will increase. Additionally, the Company does not expect the trend of lower capital spending among service providers to reverse itself in the near future. Therefore, the Company does not know when or how quickly its customers will place new orders. Furthermore, the Company’s revenues may decline in the future, which could materially and adversely impact the Company’s business, financial condition and results of operations.

If the Company fails to develop and introduce new products that meet the evolving needs of its customers, the Company’s business, financial condition and results of operations could be materially and adversely impacted.

The markets for the Company’s products are characterized by:

•	changing technologies;

•	evolving and competing industry standards;

•	constantly changing customer requirements;

•	frequent new product introductions and enhancements;

•	long design-to-production cycles; and/or

•	increasing functional integration.

To develop successful products for the Company’s target markets, the Company must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand its technical and design expertise. In addition, the Company must continue to have its products designed into its customers’ future products and maintain close working relationships with key customers in order to develop new products that meet their changing needs.

Products for communications applications are based on continually evolving industry standards. The Company’s ability to compete will depend in part on its ability to identify and ensure compliance with these industry standards. As a result, the Company could be required to invest significant time, effort and expenses redesigning its products to ensure compliance with industry standards.

The process of developing new products is complex and uncertain, and if the Company fails to accurately predict customers’ changing needs and emerging technological trends, the Company’s business could be harmed. The Company cannot assure that it will be able to identify new product opportunities successfully, develop and bring to market new products, achieve design wins or respond effectively to technological changes or product announcements by its competitors. In addition, the Company may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. The Company’s pursuit of necessary technological advances may require substantial time and expense. Failure in any of these areas could harm its business, financial condition and results of operations.

The Company’s financial results may fluctuate significantly because of a number of factors, many of which are beyond the Company’s control.

The Company’s financial results may fluctuate significantly. Some of the factors that affect the Company’s quarterly and annual financial results, many of which are difficult or impossible to control or predict, are:

•	the Company’s difficulty in predicting revenues due to limited visibility being provided by customers and channel partners;

•	fluctuations in demand for the Company’s products;

•	changes in sales and implementation cycles for the Company’s products;

•	the Company’s ability to maintain adequate inventory levels and purchase commitments;

•	the timing and size of orders from customers;

•	the reduction, rescheduling or cancellation of orders by customers;

•	the availability of materials needed by the Company from its foundries and suppliers;

•	the ability of the Company’s suppliers and communications service providers to obtain financing or to fund capital expenditures;

•	fluctuations in the manufacturing output, yields and capacity of the Company’s suppliers;

•	changes in the mix of products that the Company’s customers purchase;

•	the cost of materials and services used to make the Company’s products;

•	changes in the Company’s shipment volume;

•	the Company’s ability to successfully introduce new products;

•	the announcement or introduction of products by the Company’s competitors;

•	erosion of average selling prices as a product matures coupled with the inability to sell newer products with higher average selling prices, resulting in lower revenue and margins;

•	competitive pressures on selling prices, product availability or new technologies;

•	the amount and timing of costs associated with product warranties and returns;

•	the amount and timing of the Company’s investments in research and development;

•	market and/or customer acceptance of the Company’s products;

•	changes in customer concentration or requirements within certain market segments;

•	consolidation among the Company’s competitors and/or its customers;

•	changes in the Company’s customers’ end user concentration or requirements;

•	loss of one or more current customers;

•	disruption in the sales or distribution channels;

•	costs associated with strategic equity investments, acquisitions and the integration of acquired operations;

•	the inability of the Company’s customers to obtain components from their other suppliers;

•	general conditions in the economy, terrorist acts or acts of war and conditions in the communications and semiconductor industry;

•	build-up of customer and/or channel inventory;

•	the timing and amount of employer payroll tax to be paid on the Company’s employees’ gains on stock options exercised;

•	changes in accounting rules, such as the possible future requirement to record expenses for employee stock option grants; and/or

•	fluctuations in interest rates.

As a consequence, operating results for a particular future period are difficult to predict, and prior results are not necessarily indicative of results to be expected in the future. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s operating results may vary significantly because of the cyclical nature of the semiconductor industry, and such variations could materially and adversely affect the demand for the Company’s products.

The Company competes in the communications market within the semiconductor sector, both of which are cyclical and subject to technological change. During the second half of the fiscal year ended March 31, 2001 through the quarter ended March 31, 2003, the semiconductor industry experienced a significant downturn characterized by diminished product demand, excess production capacity, high inventory levels and accelerated erosion of average selling prices. Should the current economic downturn in the communications and semiconductor industry continue or worsen or simply fail to recover fully from current levels, the Company’s business, financial condition and results of operations could be materially and adversely impacted.

At the same time, the semiconductor industry is subject to unexpected, periodic and sharp increases in demand in a strong economic environment, potentially leading to production capacity constraints, which could materially and adversely affect the Company’s ability to ship products and meet customer demand in future periods.

The Company depends in part on the continued service of its key engineering and management personnel and its ability to identify, hire and retain qualified personnel. If the Company lost key employees or failed to identify, hire and retain these individuals, the Company’s business, financial condition and results of operations could be materially and adversely impacted.

The Company’s future success depends, in part, on the continued service of its key design engineering, technical sales, marketing and executive personnel and its ability to identify, hire and retain other qualified personnel.

In the future, the Company may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of its business. Competition for skilled employees having unique technical capabilities and industry-specific expertise continues to be a considerable risk inherent in the markets in which the Company competes. Volatility or lack of positive performance in the Company’s stock price may also adversely affect the Company’s ability to retain key employees, most of whom have been granted stock options. With respect to the Company’s management, the Company’s anticipated future growth is expected to continue to place additional demands on management resources and, therefore, will likely require the addition of new management personnel as well as the development of additional expertise by existing management personnel. The failure to retain and recruit key design engineers, technical, sales, marketing and executive personnel could harm the Company’s business, financial condition and results of operations.

If the severe acute respiratory syndrome continues to spread, the Company’s business, financial condition and results of operations could be materially and adversely impacted.

The Company has not experienced any direct impact from the SARS epidemic, which has infected large parts of Asia, including China, Hong Kong and Singapore. The Company has taken steps to limit its employees’ travel to known highly infected areas. The contract manufacturers that the Company uses are located in Asia and some of their manufacturing facilities are located close to areas that are being impacted by SARS. If the growth of this disease continues to spread, it could negatively impact the Company’s ability to continue business with its contract manufacturers located in Asia. Such a supply disruption with the Company’s contract manufacturers could have a material adverse impact on the Company’s business, financial condition and results of operations.

The Company depends on third party foundries to manufacture its ICs. Any disruption in or loss of the foundries’ capacity to manufacture the Company’s products subjects it to a number of risks, including the potential for an inadequate supply of products and higher materials costs. These risks may lead to delayed product delivery or increased costs, which could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company does not own or operate a semiconductor fabrication facility. Most of its products are based on CMOS processes. Although two foundries manufacture the Company’s products based on CMOS processes, a substantial majority is manufactured at a single foundry. That foundry has announced its intention to discontinue manufacturing products in its six-inch wafer manufacturing facility and transfer the existing business to one of its eight-inch wafer manufacturing facilities. This will require the qualification and transfer of many of the Company’s products over the next several quarters. The Company does not have long-term wafer supply agreements with its foundries that would guarantee wafer or product quantities, prices, and delivery or lead times. Rather, the foundries manufacture the Company’s products on a purchase order basis. The Company provides these foundries with rolling forecasts of its production requirements. However, the ability of each foundry to provide wafers to the Company is limited by the foundry’s available capacity. In addition, the Company cannot be certain that it will continue to do business with its foundries on terms as favorable as its current terms. Other significant risks associated with the Company’s reliance on third party foundries include:

•	the lack of control over delivery schedules;

•	the risks inherent in the announced closure and transfer of operations by one of the Company’s principal foundries from a facility which utilizes six-inch wafer manufacturing technologies to a facility that is based on eight-inch wafer manufacturing technologies;

•	limited control over quality assurance, manufacturing yields and production costs; and/or

•	potential misappropriation of the Company’s intellectual property.

The Company could experience a substantial delay or interruption in the shipment of its products or an increase in its costs due to any of the following:

•	a manufacturing disruption experienced by one or more of the Company’s foundries or sudden reduction or elimination of any existing source or sources of semiconductor devices, which might include the potential closure, change of ownership, change of management or consolidation by one or more of the Company’s foundries;

•	extended time required to identify and qualify alternative manufacturing sources for existing or new products;

•	failure of the Company’s suppliers to obtain the raw materials and equipment used in the production of its ICs;

•	qualification and transfer of products to the eight-inch wafer manufacturing facility;
•	excess inventory associated with the transfer to the eight-inch wafer manufacturing facility;
•	acts of terrorism or civil unrest or an unanticipated shut-down due to SARS; and/or
•	a sudden, sharp increase in demand for semiconductor devices, which could strain foundries’ manufacturing resources and cause delays in manufacturing and shipment of the Company’s products.

If the Company’s foundries discontinue or fail to successfully transfer the manufacturing processes needed to meet the Company’s demands or fail to upgrade the technologies needed to manufacture the Company’s products, the Company may face production delays, which could materially and adversely impact the Company’s business, financial condition and results of operations.

The Company’s wafer requirements typically represent a small portion of the total production of the foundries that manufacture its products. As a result, the Company is subject to the risk that a foundry will cease production of older or lower-volume material that it uses to produce parts supplied to the Company. Additionally, the Company cannot be certain that its foundries will continue to devote resources to the production of its products or continue to advance the process design technologies on which the manufacturing of the Company’s products are based. Each of these events could increase the Company’s costs and harm its ability to deliver its products on time, thereby materially and adversely affecting the Company’s business, financial condition and results of operations.

To secure foundry capacity, the Company may be required to enter into financial and other arrangements with foundries, which could result in the dilution of its earnings or otherwise harm its operating results.

Allocation of a foundry’s manufacturing capacity may be influenced by a foundry customer’s size or the existence of a long-term agreement with the foundry. To address foundry capacity constraints, the Company and other semiconductor companies that rely on third-party foundries have utilized various arrangements, including equity investments in or loans to foundries in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or “take or pay” contracts that commit a company to purchase specified quantities of wafers over extended periods. While the Company is not currently a party to any of these arrangements, it may decide to enter into these arrangements in the future. The Company cannot be sure, however, that these arrangements will be available to it on acceptable terms, if at all. Any of these arrangements could require the Company to commit substantial capital and, accordingly, could require it to reduce its cash holdings, incur additional debt or secure equity financing. This could result in the dilution of its earnings or the ownership of its stockholders or otherwise harm its operating results.

The Company’s dependence on third-party subcontractors to assemble and test its products subjects it to a number of risks, including the potential for an inadequate supply of products and higher materials costs. These risks may lead to delayed product delivery or increased costs, which could materially and adversely affect its business, financial condition and results of operations.

The Company depends on independent subcontractors for the assembly and testing of its products. The Company’s reliance on these subcontractors involves the following significant risks:

•	the Company’s reduced control over manufacturing yields, production schedules and product quality;

•	the potential closure, change of ownership, change of management or consolidation by one or more of the Company’s subcontractors;

•	acts of terrorism or civil unrest;

•	delayed deliveries due to SARS;

•	difficulties in selecting, qualifying and integrating new subcontractors;

•	limited warranties from the subcontractors for products assembled and tested for the Company;

•	maintaining availability of qualified assembly or test services;

•	potential increases in assembly and test prices; and/or

•	potential misappropriation of the Company’s intellectual property.

These risks may lead to delays in the delivery of the Company’s products or increased costs in the finished products, either of which could harm the Company’s business, financial condition and results of operations.

The Company’s reliance on foreign suppliers exposes it to risks associated with international operations, any of which could materially and adversely impact its business, financial condition and results of operations.

The Company uses semiconductor wafer foundries and assembly and test subcontractors throughout Asia to manufacture most of its products. The Company’s dependence on these subcontractors involves the following risks:

•	political, civil and economic instability;

•	disruption to transportation to and from Asia;

•	disruptions to manufacturing at subcontractors due to the outbreak of SARS;

•	embargoes affecting the availability of raw materials, equipment or services;

•	changes in tax laws, tariffs and freight rates; and/or

•	compliance with local or foreign regulatory requirements.

These risks may lead to delays in product delivery or increased costs, either of which could harm the Company’s profitability and customer relationships, thereby materially and adversely impacting the Company’s business, financial condition and results of operations.

The Company’s reliance on foreign customers could cause fluctuations in its operating results, which could materially and adversely impact the Company’s business, financial condition and results of operations.

International sales accounted for 59.1% of net sales for the three months ended June 30, 2003. International sales will likely continue to account for a significant portion of the Company’s revenues, which would subject the Company to the following risks:

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	political, civil and economic instability;

•	disruptions to customer operations due to the outbreak of SARS;

•	difficulties in accounts receivable collections;

•	difficulties in staffing and managing foreign subsidiary and branch operations;

•	difficulties in managing distributors;

•	difficulties in obtaining governmental approvals for communications and other products;

•	limited intellectual property protection;

•	foreign currency exchange fluctuations;

•	the burden of complying with and the risk of violating a wide variety of complex foreign laws and treaties; and/or

•	potentially adverse tax consequences.

In addition, because sales of the Company’s products have been denominated primarily in United States dollars, increases in the value of the United States dollar could increase the relative price of the Company’s products such that they become more expensive to customers in the local currency of a particular country. Increased international activity in the future may result in increased foreign currency denominated sales. Furthermore, because some of the Company’s customers’ purchase orders and agreements are governed by foreign laws, the Company may be limited in its ability to enforce its rights under these agreements and to collect damages, if awarded.

If the Company’s distributors or sales representatives stopped selling, or failed to successfully promote, the Company’s products, the Company’s business, financial condition and results of operations could be harmed.

The Company sells many of its products through two non-exclusive domestic distributors and numerous sales representatives. The Company’s non-exclusive domestic distributors and sales representatives could reduce or discontinue sales of the Company’s products. They may not devote the resources necessary to sell the Company’s products in the volumes and within the time frames that the Company expects. In addition, the Company depends on the continued viability and financial resources of these distributors and sales representatives, some of which are small organizations with limited working capital. In turn, these distributors and sales representatives are subject to general economic and semiconductor industry conditions. The Company believes that its success will continue to depend on these distributors and sales representatives. If some or all of the Company’s distributors and sales representatives experience financial difficulties, or otherwise become unable or unwilling to promote and sell the Company’s products, the Company’s business, financial condition and results of operations could be harmed.

Because the Company’s communications ICs typically have lengthy sales cycles, the Company may experience substantial delays between incurring expenses related to research and development and the generation of revenue derived from these products.

Due to the communications IC equipment product cycle, historically it has taken the Company 12 to 18 months or longer to realize volume shipments after its initial contact with a customer. The Company first works with customers to achieve a design win, which may take six months or longer. The Company’s customers then complete the design, testing and evaluation process and begin to ramp-up production, a period which typically lasts an additional six months or longer. As a result, a significant period of time may elapse between the Company’s research and development efforts and its realization of revenue, if any, from volume purchasing of the Company’s communications products by its customers.

If the Company is unable to convert a significant portion of its design wins into actual revenue, the Company’s business, financial condition and results of operations could be materially and adversely impacted.

The Company has secured a significant number of design wins for new and existing products. Such design wins are necessary for revenue growth of the Company. However, many of the Company’s design wins may never generate revenues as the Company’s customers’ own projects and product offerings may be cancelled or may fail to generate sufficient demand in their end markets. Additionally, some of the Company’s design wins are from privately-held, early-stage companies, thus increasing the risk that some of the Company’s design wins may not translate into future revenue because these customers may fail prior to the time that their products are ready to ship. If design wins do generate revenue, the time lag between the design win and meaningful revenue may be in excess of 12 months. If the Company fails to convert a significant portion of its design wins into substantial revenue, it could materially and adversely impact the Company’s business, financial condition and results of operations.

The Company’s backlog may not result in future revenue.

Due to possible customer changes in delivery schedules and quantities actually purchased, cancellations of orders, distributor returns or price reductions, the Company’s backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. A reduction of the order backlog during any particular period, or the failure of the Company’s backlog to result in future revenue, could negatively impact the Company’s business, financial condition and results of operations.

Fixed operating expenses and the Company’s practice of ordering materials in anticipation of future customer demand could make it difficult for the Company to respond effectively to sudden swings in demand. Such sudden swings in demand could therefore have a materially adverse impact on the Company’s business, financial condition and results of operations.

The Company’s operating expenses are relatively fixed in the short to medium term, and, therefore, it has limited ability to reduce expenses quickly and sufficiently in response to any revenue shortfalls. Consequently, the Company’s operating results will be harmed if it does not meet its revenue projections.

In addition, the Company typically plans its production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from the Company’s outside suppliers and foundries, the Company may order materials in advance of anticipated customer demand. This advance ordering may result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize. Therefore, such revenue shortfalls could have a materially adverse impact on the Company’s business, financial condition and results of operations.

The Company has in the past and may in the future make acquisitions and significant strategic equity investments, which may involve a number of risks; if the Company is unable to address these risks successfully, such acquisitions and investments could have a materially adverse impact on the Company’s business, financial condition and results of operations.

The Company has undertaken a number of strategic acquisitions and investments in the past and may do so from time to time in the future. The risks involved with these acquisitions and investments include, among others:

•	diversion of management’s attention from normal daily operations of the business;

•	the possibility that the Company may not receive a favorable return on its investment, the original investment may become impaired, and/or the Company may incur losses from these investments; and/or

•	assumption of known or unknown liabilities or other unanticipated events or circumstances.

The risks involved with acquisitions include, among others:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	failure to retain key personnel;

•	difficulties in entering markets in which the Company has no or limited direct prior experience and where competitors in such markets may have stronger market positions;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	under-performance problems with an acquired company;

•	recording of goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges against the Company’s future earnings;

•	incurring amortization expenses related to certain intangible assets;

•	the opportunity cost associated with committing capital in such investments;

•	incurring large and immediate write-offs; and/or

•	becoming subject to litigation.

The risks involved with strategic equity investments include, among others:

•	the possibility of litigation resulting from these types of investments;

•	the possibility that the Company may not receive a favorable return on its investments, the original investment may become impaired, and/or incur losses from these investments; and/or

•	the opportunity cost associated with committing capital in such investments.

The Company cannot assure that it will be able to address these risks successfully without substantial expense, delay or other operational or financial problems. Any delays or other such operations or financial problems could adversely impact the Company’s business, financial condition and results of operations.

The Company may not be able to protect its intellectual property rights adequately.

The Company’s ability to compete is affected by its ability to protect its intellectual property rights. The Company relies on a combination of patents, trademarks, copyrights, mask work registrations, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect its intellectual property rights. Despite these efforts, the Company cannot be certain that the steps it takes to protect its proprietary information will be adequate to prevent misappropriation of the Company’s technology, or that its competitors will not independently develop technology that is substantially similar or superior to the Company’s technology.

More specifically, the Company cannot be sure that its pending patent applications or any future applications will be approved, or that any issued patents will provide it with competitive advantages or will not be challenged by third parties. Nor can the Company be sure that, if challenged, the Company’s patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on the Company’s ability to do business. Furthermore, others may independently develop similar products or processes, duplicate the Company’s products or processes or design around any patents that may be issued to the Company.

The Company could be required to pay substantial damages or could be subject to various equitable remedies if it were proven that it infringed on the intellectual property rights of others.

As a general matter, the semiconductor industry is characterized by substantial litigation regarding patents and other intellectual property rights. If a third party were to prove that the Company’s technology infringed a third party’s intellectual property rights, the Company could be required to pay substantial damages for past infringement and could be required to pay license fees or royalties on future sales of the Company’s products. If the Company were required to pay such license fees whenever it sold its products, such fees could exceed the Company’s revenue. In addition, if it were proven that the Company willfully infringed a third party’s proprietary rights, the Company could be held liable for three times the amount of the damages that the Company would otherwise have to pay. Such intellectual property litigation could also require the Company to:

•	stop selling, incorporating or using its products that use the infringed intellectual property;

•	obtain a license to make, sell or use the relevant technology from the owner of the infringed intellectual property, which license may not be available on commercially reasonable terms, if at all; and

•	redesign the Company’s products so as not to use the infringed intellectual property, which may not be technically or commercially feasible.

Furthermore, the defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive to resolve and could require a significant portion of management’s time. In addition, rather than litigating an infringement matter, the Company may determine that it is in the Company’s best interests to settle the matter. Terms of a settlement may include the payment of damages and the Company’s agreement to license technology in exchange for a license fee and ongoing royalties. These fees could be substantial. If the Company were required to pay damages or otherwise became subject to such equitable remedies, its business, financial condition and results of operations would suffer. Similarly, if the Company were required to pay license fees to third parties based on a successful infringement claim brought against it, such fees could exceed the Company’s revenue.

Earthquakes and other natural disasters may damage the Company’s facilities or those of its suppliers.

The Company’s corporate headquarters in Fremont, California is located near major earthquake faults that have experienced seismic activity. In addition, some of the Company’s suppliers are located near fault lines. In the event of a major earthquake or other natural disaster near its headquarters, the Company’s operations could be disrupted. Similarly, a major earthquake or other natural disaster near one or more of the Company’s major suppliers could adversely impact the operations of those suppliers, which could limit the supply of the Company’s products and harm its business.

The Company’s stock price is volatile.

The market price of the Company’s common stock has fluctuated significantly to date. In the future, the market price of its common stock could be subject to significant fluctuations due to:

•	the Company’s anticipated or actual operating results;

•	announcements or introductions of new products;

•	technological innovations by the Company or its competitors;

•	product delays or setbacks by the Company, its customers or its competitors;

•	potential supply interruptions;

•	concentration of sales among a small number of customers;

•	conditions in the communications and semiconductor markets;

•	the commencement of litigation;

•	changes in estimates of the Company’s performance by securities analysts;

•	announcements of merger or acquisition transactions; and/or

•	general global economic and market conditions.

In the past, securities and class action litigation has been brought against companies following periods of volatility in the market prices of their securities. The Company may be the target of one or more of these class action suits, which could result in significant costs and divert management’s attention, thereby harming the Company’s business, results of operations and financial condition.

In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, including semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may harm the market price of the Company’s common stock.

The anti-takeover provisions of the Company’s certificate of incorporation and of the Delaware general corporation law may delay, defer or prevent a change of control.

The Company’s Board of Directors has the authority to issue up to 2,250,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit the Company’s consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of common stock. In addition, the issuance of preferred stock could have a dilutive effect on the Company’s stockholders.

The Company’s stockholders must give 120 days advance notice prior to any stockholders meeting at which a stockholder intends to nominate a candidate for director or present a proposal to the Company’s stockholders for approval. These notice requirements could inhibit a takeover by delaying stockholder action. The Company has in place a stockholder rights plan, or “poison pill,” that may result in substantial dilution to a potential acquirer of the Company in the event that the Company’s Board of Directors does not agree to an acquisition proposal. The rights plan may make it more difficult and costly to acquire the Company. The Delaware anti-takeover law restricts business combinations with some stockholders once the stockholder acquires 15% or more of the Company’s common stock. The Delaware statute makes it more difficult for the Company to be acquired without the consent of its Board of Directors.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are a regular, full-time, U.S.-resident employee of Exar and you remain employed (whether you are actively at work or on an approved leave of absence) by Exar or a successor entity as a regular, full-time, U.S.-resident employee through the date on which the exchanged options are cancelled. However, members of our board of directors, executive officers and other employees subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who are listed on Schedule B to this offer, are not eligible to participate in the offer. Members of our board of directors and executive officers are also listed on Schedule A to this offer. Also, employees who have received a termination notice from Exar or employees who have delivered a termination notice to Exar on or prior to the expiration date are not eligible to participate in the offer.

To receive a new option, you must remain a regular, full-time, U.S.-resident employee (whether you are actively at work or on an approved leave of absence) of Exar or a successor entity through the new option grant date, which will be the first business day that is at least six months and one day after the cancellation date. We expect that the new option grant date will be March 29, 2004. If, for any reason, you do not remain a regular, full-time, U.S.-resident employee of Exar or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Your employment with Exar will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unexercised options with exercise prices equal to or greater than $26.00 per share and outstanding, unexercised options granted on or after February 27, 2003 that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.

If you participate in this offer, you must exchange (i) all options granted to you with exercise prices equal to or greater than $26.00 per share and (ii) all options granted to you on or after February 27, 2003, regardless of exercise price. This means that if you participate in this offer, you must exchange all of your options that were granted to you on or after February 27, 2003. This rule applies even if these options have exercise prices less than $26.00 per share. This includes all options granted to you between the commencement of this offer on August 27, 2003 and the expiration date. You cannot pick and choose which of your options to exchange. However, you may not and are not required to exchange any options with exercise prices below $26.00 per share that were granted to you prior to February 27, 2003. Your options are listed on Exhibit A, with your eligible options highlighted in yellow.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

•	Exchanged options with an exercise price per share equal to or greater than $26.00 and less than or equal to $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share less than $26.00 are not eligible for exchange in this offer, except that any such options granted on or after February 27, 2003 are required to be exchanged as a condition to participation in this offer. Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

The number of new options you will receive will be rounded up to the nearest whole option. The number of new options is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. Each new option will be granted under our 2000 Equity Incentive Plan, and will be subject to the terms of such plan and to a new option agreement between you and Exar. The form of option agreement under this plan is attached as an exhibit or incorporated by reference to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 5:00 p.m., Pacific time, on September 25, 2003, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this stock option exchange program will help us to retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and to provide an effective means of recognizing employee contributions to our success. Some of our outstanding options, both vested and unvested, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

In addition, this offer is designed to decrease Exar’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding. Accordingly, we believe that the exchange ratios used in this offer will benefit stockholders by decreasing potential stockholder dilution.

We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding underwater options, granting enough additional options to achieve the same benefits to employees and stockholders as this offer could increase stockholder dilution and negatively impact earnings per share. Further, there are not enough shares of common stock reserved for issuance under our stock plans to make such additional option grants while allowing us to maintain the flexibility we need to award additional options to employees to recognize employee performance and to grant options to newly hired employees. We believe this stock option exchange program is in the best interests of our employees and stockholders and will allow us to incent our employees with the appropriate number of stock options, reduce the outstanding stock option overhang, and conserve shares of common stock reserved under our stock plans for future stock option grants.

Except as otherwise disclosed in this offer or in our SEC filings, Exar presently has no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Exar,

•	any purchase, sale or transfer of a material amount of our assets,

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization,

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, except that James E. Dykes has indicated that he will not stand for re-election when his term of office expires in September 2003 and the Company intends to thereafter reduce the authorized number of directors from six (6) to five (5); however, the Company is actively seeking to identify a new candidate to sit on its board of directors, and when such candidate is identified, the Company intends to increase the authorized number of directors back to six (6),

•	any other material change in our corporate structure or business,

•	our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act,

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper Election to Exchange Options.

Participation is this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Gene Robles via facsimile at (510) 668-7011 or via hand delivery at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, along with any other required documents. Gene Robles must receive the properly completed and signed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific time, on September 25, 2003, unless we extend the offer.

If you participate in this offer, you must exchange (i) all options that we granted to you with exercise prices equal to or greater than $26.00 per share and (ii) all options we granted to you on or after February 27, 2003, even if those options have an exercise price less than $26.00 per share and would otherwise be ineligible for exchange. You may not pick and choose which of your options to exchange.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other methods of communication. Options accepted for exchange will be cancelled on the cancellation date, which we currently expect will be September 26, 2003.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Exar and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw all options that you previously elected to exchange only in accordance with the provisions of this section, the withdrawal form and the instructions thereto.

You may withdraw all options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific time, on September 25, 2003. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific time, on October 22, 2003, you may withdraw your options at any time thereafter.

To validly withdraw all of the options that you previously elected to exchange, you must deliver to Gene Robles via facsimile (fax # (510) 668-7011) or via hand delivery at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

You may not rescind any withdrawal. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange all options before the expiration date. To re-elect to exchange all of your withdrawn options, you must submit a new election form to Gene Robles before the expiration date by following the procedures described in Section 4 of this offer. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form. You will be bound by the last properly tendered election or withdrawal form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal form and/or any election form.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be September 26, 2003.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

Promptly after the expiration date, we will issue to you a promise to grant stock options. The promise to grant stock option represents our commitment to grant you a new stock option on the new option grant date, provided that you remain a regular, full-time, U.S.-resident employee of Exar or a successor entity through the new option grant date. This promise to grant stock options will list the number of new options you will receive. If you elect to participate in the offer but do not receive a promise to grant stock options within one (1) week of the cancellation date, please contact Gene Robles at (510) 668-7075 as soon as possible.

We will grant the new options on the new option grant date, which is the first business day that is at least six months and one day after the cancellation date. We expect the new option grant date to be March 29, 2004. All new options will be nonstatutory stock options and will be granted under our 2000 Equity Incentive Plan and will be subject to a new option agreement between you and us.

If, for any reason, you are not a regular, full-time, U.S.-resident employee of Exar or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least six months and one day after any of your options have been cancelled.

If you do not participate in this offer, you may receive new option grants between now and the new option grant date. However, we have no current plans to grant options to eligible employees before the new option grant date. Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred, in our reasonable judgment:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer,

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us, (such contemplated benefits of the offer to us include (i) allowing us to incent our employees with the appropriate number of stock options to help us retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value, (ii) reducing the outstanding stock option overhang in order to decrease potential stockholder dilution, and (iii) conserving shares of common stock reserved under our stock plans for future stock option grants to newly hired employees and to existing employees to recognize employee performance),

•	there shall have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

-	the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

-	if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

•	any person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•	any such person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares,

•	any new group (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

•	a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•	any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition,

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (such contemplated benefits of the offer to us include (i) allowing us to incent our employees with the appropriate number of stock options to help us retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value, (ii) reducing the outstanding stock option overhang in order to decrease potential stockholder dilution, and (iii) conserving shares of common stock reserved under our stock plans for future stock option grants to newly hired employees and to existing employees to recognize employee performance), or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Stock Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Exar.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

•	amend the terms of the exchange offer, or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. All conditions that are not asserted as of the expiration date will be deemed waived or satisfied. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Exar common stock that underlies your options is traded on the Nasdaq National Market under the symbol “EXAR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2004 (April 1, 2003-March 31, 2004)
1st Quarter	$16.47	$12.85
2nd Quarter (through August 25, 2003)	$17.72	$14.30
Fiscal Year 2003 (April 1, 2002-March 31, 2003)
1st Quarter	$24.50	$17.98
2nd Quarter	$19.58	$11.55
3rd Quarter	$15.03	$10.59
4th Quarter	$14.56	$12.00
Fiscal Year 2002 (April 1, 2001-March 31, 2002)
1st Quarter	$32.60	$15.38
2nd Quarter	$26.10	$15.28
3rd Quarter	$25.70	$14.81
4th Quarter	$25.11	$17.82

On August 25, 2003, the last reported sale price of our common stock, as reported by the Nasdaq National Market was $16.24 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under our 2000 Equity Incentive Plan. All new options will be subject to a new stock option agreement between you and us. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the original exercise price at which your exchanged options were granted as follows:

•	Exchanged options with an exercise price per share equal to or greater than $26.00 and less than or equal to $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every two (2) exchanged options.

•	Exchanged options with an exercise price per share greater than $50.00 will be replaced with new options at an exchange ratio of one (1) new option for every four (4) exchanged options.

•	Existing options with an exercise price per share less than $26.00 are not eligible for exchange in this offer, except that any such options granted on or after February 27, 2003 are required to be exchanged as a condition to participation in this offer. Such options will be replaced with new options at an exchange ratio of one (1) new option for every one (1) exchanged option.

Fractional options shall be rounded up to the nearest whole option.

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 585,725 shares of our common stock, or approximately 1.45% of the total shares of our common stock outstanding as of August 25, 2003.

General Terms of New Options.

New options will be granted under our 2000 Equity Incentive Plan. All new options will be subject to the terms of the 2000 Equity Incentive Plan and to a new option agreement between you and us. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, new options will be nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options and new options will expire five (5) years from the new option grant date, or earlier if your employment with Exar terminates. In addition, the vesting schedule of your new options will be as follows:

•	If any portion of the exchanged options is vested as of the cancellation date, then the corresponding portion of the new options granted in exchange for the vested exchanged options shall be fully vested nine (9) months from the new option grant date; and

•	If any portion of the exchanged options is unvested as of the cancellation date, then fifty percent (50%) of the corresponding portion of the new options granted in exchange for the unvested exchanged options shall vest on the one (1) year anniversary of the new option grant date and the remaining fifty percent (50%) of the corresponding portion of the new options shall vest on the two (2) year anniversary of the new option grant date.

In each case, vesting will be subject to your continued employment with Exar on the relevant vesting date. In addition, because we will not grant new options until the first business day that is at least six months and one day after the cancellation date, your new option may have a higher exercise price than some or all of the options that you elect to exchange. A brief summary of the terms of your options is listed on Exhibit A, with your eligible options highlighted in yellow.

The following description summarizes the material terms of our 2000 Equity Incentive Plan and the new options we plan to grant under this offer. We will refer to the 2000 Equity Incentive Plan as the plan. Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, which have been filed as exhibits or incorporated by reference to the Schedule TO of which this offer is a part. Please contact us at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, Attention: Gene Robles (telephone: (510) 668-7075), to receive a copy of the plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2000 Equity Incentive Plan.

The maximum number of common stock authorized to be issued under the plan is 5,700,000 shares. The plan permits the granting of nonstatutory stock options, but does not permit the granting of incentive stock options. Therefore, all new options granted pursuant to this offer will be nonstatutory stock options.

General Terms of the Plans.

The plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the number of shares subject to the option and the exercisability of options.

Term.

All new options will have a term of five (5) years from the new option grant date.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not a regular, full-time, U.S.-resident employee (whether you are actively at work or on an approved leave of absence) of Exar or a successor entity from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

The plan generally provides that if your employment terminates, other than as a result of your disability or your death, you may exercise your option within the earlier of the time specified in your option agreement or within three months after termination, but only to the extent that you are entitled to exercise it at termination.

The plan generally provides that if your employment terminates because of your disability or death, you or your estate, personal representatives or heirs may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the earlier of the time frame specified in your option agreement or within twelve (12) months following termination due to disability and eighteen (18) months following termination due to death.

Exercise Price.

The administrator generally determines the exercise price at the time the option is granted. The exercise price of new options will be equal to the lower of: (i) the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on the new option grant date or (ii) the arithmetic mean of the highest and lowest quoted selling prices on the Nasdaq National Market on the new option grant date. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options. The exercise prices of your options are listed on Exhibit A, with your eligible options highlighted in yellow.

The administrator has the ability to select employees to participate in a program that allows them to make an irrevocable election to apply a portion of their base salary (minimum of $5,000 and a maximum of $50,000) to the acquisition of an option to purchase shares of our common stock. The exercise price per share of a deferred salary option would equal 33 1/3% of the lower of (i) the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on the new option grant date or (ii) the arithmetic mean of the highest and lowest quoted selling prices on the Nasdaq National Market on the new option grant date. Such selected employees who participate in this offer will not be able to make this irrevocable election with respect to base salary earned in calendar year 2004, but will be able to make this irrevocable election, in accordance with the terms of the plan and subject to any other restrictions imposed by the board of directors, with respect to base salary earned in calendar year 2005 and onward.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. Each new option will be subject to a new vesting schedule that will begin on the new option grant date, as follows:

•	If any portion of the exchanged options is vested as of the cancellation date, then the corresponding portion of the new options granted to such eligible employee in exchange for the vested exchanged options shall be fully vested nine (9) months from the new option grant date; and

•	If any portion of the exchanged options is unvested as of the cancellation date, then fifty percent (50%) of the corresponding portion of the new options granted to such eligible employee in exchange for the unvested exchanged options shall vest on the one (1) year anniversary of the new option grant date and the remaining fifty percent (50%) of the corresponding portion of the new options shall vest on the two (2) year anniversary of the new option grant date.

In each case, vesting will be subject to your continued employment with Exar on the relevant vesting date. Exhibit A contains the number of your eligible options, which are highlighted in yellow, that will be vested and unvested as of the expected cancellation date, assuming you remain employed by Exar through such date.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date. Although we are not anticipating any acquisition, if Exar is acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer. However, the type of stock and the number of shares covered by each new option will be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date. If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination. If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

Regardless of any such acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the acquisition. If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase Exar common stock before the effective date of the acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition. The exercise price of new options granted to you after the announcement of an acquisition of Exar would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Exar common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the acquisition and sell their Exar common stock before the effective date.

Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other compensation for your exchanged options.

If a change in our capitalization, such as a stock split, stock dividend, merger, consolidation, reorganization, recapitalization, combination or exchange of shares, change in corporate structure or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date. If a change in our capitalization, such as a stock split, stock dividend, merger, consolidation, reorganization, recapitalization, combination or exchange of shares, change in corporate structure or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which we are not the surviving corporation, (iii) a reverse merger in which we are the surviving corporation, but the shares of our common stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than fifty percent (50%) of our shares entitled to vote are exchanged, other than a capital reorganization to change the state of our incorporation, the plan provides that each outstanding option will fully vest and become exercisable for a period of at least ten (10) days. Outstanding options that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such options.

Transferability of Options.

New options generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, your estate or any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Registration of Shares Underlying Options.

All of the shares of Exar common stock issuable upon exercise of new options will be registered under the Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information concerning Exar.

Our principal executive offices are located at 48720 Kato Road, Fremont, CA 94538, and our telephone number is (510) 668-7000. Questions regarding this option exchange should be directed to Gene Robles at Exar at telephone number (510) 668-7075.

Exar designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides a family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters (UARTs) are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company designs, develops and markets IC products that address select applications for the video and imaging markets. The Company had revenues of $67.0 million in fiscal year 2003, and employs approximately 268 people worldwide. For more information about Exar, visit www.exar.com.

The financial information included in our annual report on Form 10-K for the fiscal year ended March 31, 2003 and our quarterly report on Form 10-Q for the quarter ended June 30, 2003 is incorporated herein by reference. Please see Section 17 of this offer to exchange entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per outstanding share of $11.63 at June 30, 2003. Book value was determined as stockholders equity net of treasury shares at June 30, 2003 of $470,467,000 and the number of outstanding shares was determined as shares outstanding net of treasury shares of 40,441,000.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Three Months Ended June 30, 2003
	March 31, 2002	March 31, 2003
Ratio of earnings to fixed charges	+126x	-673x	+161x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Exar to be representative of the interest factor of rental payments under operating leases.

Exar does not have interest expense, amortization of debt discounts nor issuance costs on indebtedness. Exar’s annual rental payments under operating leases for sales offices total $91,388. Exar has estimated $46,000 to be the interest factor of such rental payments.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of the members of our board of directors and executive officers is attached to this offer to exchange as Schedule A. Members of our board of directors and executive officers may not participate in this offer. As of August 25, 2003, members of our board of directors and executive officers (12 persons) as a group beneficially owned options outstanding under the 1997 Equity Incentive Plan to purchase a total of 2,906,478 of our shares, which represented approximately 61.85% of the shares subject to all options outstanding under the 1997 Equity Incentive Plan as of that date. As of the same date, members of our board of directors and executive officers as a group beneficially owned options outstanding under our 2000 Equity Incentive Plan to purchase a total of 2,035,874 of our shares, which represented approximately 41.51% of the shares subject to all options outstanding under the 2000 Equity Incentive Plan. Members of our board of directors and executive officers as a group beneficially owned options outstanding under all of the above-referenced plans to purchase a total of 4,942,352 of our shares, which represented approximately 51.47% of the shares subject to all options outstanding under these plans as of that date. No options owned by any of the members of our board of directors or executive officers are eligible to be tendered in the offer.

The following table below sets forth the beneficial ownership of each of the members of our board of directors and executive officers of options under the 1997 Equity Incentive Plan and the 2000 Equity Incentive Plan outstanding as of August 25, 2003. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under such plans, which was 9,603,175 as of August 25, 2003. As noted on the table, members of our board of directors and executive officers are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the Eligible Plans	Percentage of Total Outstanding Options Under the Eligible Plans
Donald L. Ciffone, Jr.*	Chairman of the Board, Chief Executive Officer and President	1,803,748	18.78%
Ronald W. Guire*	Director, Executive Vice President, Chief Financial Officer and Assistant Secretary	648,496	6.75%
Roubik Gregorian*	Executive Vice President and Chief Operating Officer	927,996	9.66%
Thomas R. Melendrez*	General Counsel, Secretary and Vice President Business Development	268,998	2.80%
Stephen W. Michael*	Vice President Operations and Reliability & QA	264,996	2.76%
Michael Class*	Vice President, Worldwide Sales	475,072	4.95%
Mir Bahram Ghaderi*	Vice President and General Manager, Network and Transmission Products Division	245,048	2.55%
Susan J. Hardman*	Vice President and General Manager, Interface Products Division	307,998	3.21%
Raimon L. Conlisk*	Director	0	0%
James E. Dykes*(1)	Director	0	0%
Frank P. Carrubba*	Director	0	0%
Richard Previte*	Director	0	0%

*	Not eligible to participate in the offer.
(1)	Mr. Dykes will not stand for re-election after his term of office expires in September 2003 and the Company intends to thereafter reduce the number of authorized directors from six (6) to five (5); however, the Company is actively seeking to identify a new candidate to sit on its board of directors, and when such candidate is identified, the Company intends to increase the authorized number of directors back to six (6).

Neither we, nor, to the best of our knowledge, any of the members of our board of directors or executive officers, nor any affiliates or subsidiaries of ours, engaged in transactions involving options to purchase our common stock under our 1997 Equity Incentive Plan or our 2000 Equity Incentive Plan, or in transactions involving our common stock during the past 60 days before and including August 27, 2003, except that on July 21, 2003 Mr. Ciffone exercised an option to purchase 25,000 shares of common stock granted to him under the 1997 Equity Incentive Plan at an exercise price of $4.96 per share and immediately sold such shares at a price of $15.15 per share.

We entered into an Executive Employment Agreement with Mr. Ciffone dated December 6, 2000, as amended and restated on June 21, 2001, March 28, 2003 and June 12, 2003. Pursuant to this agreement, unless otherwise amended, Mr. Ciffone will be granted an option to purchase 100,000 shares of common stock on April 1, 2004. The Company expects to grant these options under the 2000 Equity Incentive Plan.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the plan pursuant to which they were granted. To the extent shares returning to the plans are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This discussion does not contain all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

The new options granted in exchange for your exchanged options will be nonstatutory stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Nonstatutory Stock Options.

All exchanged options will be replaced with options that are nonstatutory stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or nonstatutory stock options.

Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon sale or other disposition of the shares, any gain or loss is treated as capital gain or loss. The gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year from the date you exercised the option. The gain or loss will be treated as short-term capital gain or loss if you held the shares for one year or less from the date you exercised the option. As of the date of this offer, long-term capital gain rates are a maximum of fifteen percent (15%), while short-term capital gain rates are a maximum of thirty-five percent (35%).

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	The description of our common stock contained in our registration statement on Form S-3 filed with the SEC on May 3, 1995 and any further amendment or report filed hereafter for the purpose of updating such description,

2.	Our annual report on Form 10-K for our fiscal year ended March 31, 2003,

3.	Our quarterly report on Form 10-Q for fiscal quarter ended June 30, 2003,

4.	Our current report on Form 8-K filed with the SEC on July 16, 2003, and

5.	Our current report on Form 8-K/A filed with the SEC on July 16, 2003.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Exar Corporation 48720 Kato Road, Fremont, CA 94538, Attention: Gene Robles, or telephoning Gene Robles at (510) 668-7075.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule C to this offer are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended March 31, 2003, and our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2003. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Exar Corporation

August 27, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF EXAR CORPORATION

The members of our board of directors and executive officers of Exar Corporation are set forth in the following table:

Name	Position and Offices Held
Donald L. Ciffone, Jr.	Chairman of the Board, Chief Executive Officer, President and Director
Raimon L. Conlisk	Director
James E. Dykes*	Director
Frank P. Carrubba	Director
Richard Previte	Director
Ronald W. Guire	Director, Executive Vice President, Chief Financial Officer and Assistant Secretary
Roubik Gregorian	Executive Vice President and Chief Operating Officer
Thomas R. Melendrez	General Counsel, Secretary and Vice President Business Development
Stephen W. Michael	Vice President Operations and Reliability & QA
Michael Class	Vice President, Worldwide Sales
Mir Bahram Ghaderi	Vice President and General Manager, Network and Transmission Products Division
Susan J. Hardman	Vice President and General Manager, Interface Products Division

*	Mr. Dykes will not stand for re-election after his term of office expires in September 2003 and the Company intends to thereafter reduce the number of authorized directors from six (6) to five (5); however, the Company is actively seeking to identify a new candidate to sit on its board of directors and when such candidate is identified, the Company intends to increase the authorized number of directors back to six (6).

The business address of each executive officer and member of our board of directors is: c/o Exar Corporation 48720 Kato Road, Fremont, CA 94538, and the business telephone number of each executive officer and member of our board of directors is: (510) 668-7000.

None of the members of our board of directors or executive officers listed on this Schedule A are eligible to participate in this option exchange.

A-47

SCHEDULE B

LIST OF DIRECTORS, EXECUTIVE OFFICERS AND OTHER EMPLOYEES SUBJECT

TO SECTION 16(b) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a list of the members of our board of directors, executive officers and other employees who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. None of the persons listed on this Schedule B are eligible to participate in this option exchange.

Name	Position and Offices Held
Donald L. Ciffone, Jr.	Chairman of the Board, Chief Executive Officer, President and Director
Raimon L. Conlisk	Director
James E. Dykes*	Director
Frank P. Carrubba	Director
Richard Previte	Director
Ronald W. Guire	Director, Executive Vice President, Chief Financial Officer and Assistant Secretary
Roubik Gregorian	Executive Vice President and Chief Operating Officer
Thomas R. Melendrez	General Counsel, Secretary and Vice President Business Development
Stephen W. Michael	Vice President Operations and Reliability & QA
Michael Class	Vice President, Worldwide Sales
Mir Bahram Ghaderi	Vice President and General Manager, Network and Transmission Products Division
Susan J. Hardman	Vice President and General Manager, Interface Products Division
Mark A. Lentfer	Corporate Controller

*	Mr. Dykes will not stand for re-election after his term of office expires in September 2003 and the Company intends to thereafter reduce the number of authorized directors from six (6) to five (5); however, the Company is actively seeking to identify a new candidate to sit on its board of directors and when such candidate is identified, the Company intends to increase the authorized number of directors back to six (6).

B-48

SCHEDULE C

FINANCIAL STATEMENTS

OF EXAR CORPORATION

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$258,526	$231,007
Short-term marketable securities	142,225	136,844
Accounts receivable (net of allowances of $1,262 and $1,142, respectively)	3,996	4,275
Inventory	3,806	2,893
Prepaid expenses and other	2,354	2,384
Deferred income taxes, net	3,233	3,233

Total current assets	414,140	380,636
Property, plant and equipment, net	29,521	28,054
Long-term marketable securities	24,317	54,259
Other long-term investments	8,784	8,759
Deferred income taxes, net	7,523	7,482
Other non-current assets	49	35

Total assets	$484,334	$479,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,896	$2,295
Accrued compensation and related benefits	3,082	3,269
Accrued sales commissions	655	740
Other accrued expenses	3,092	1,336
Income taxes payable	4,839	4,507

Total current liabilities	13,564	12,147
Long-term obligations	303	312

Total liabilities	13,867	12,459

Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock: $.0001 par value; 2,250,000 shares authorized; no shares outstanding	—	—
Common stock: $.0001 par value; 100,000,000 shares authorized; 40,685,708 and 40,329,609 shares outstanding	400,789	398,606
Accumulated other comprehensive income	390	372
Retained earnings	73,899	72,399
Treasury stock: 245,000 shares of common stock at cost	(4,611)	(4,611)

Total stockholders’ equity	470,467	466,766

Total liabilities and stockholders’ equity	$484,334	$479,225

See Notes to Condensed Consolidated Financial Statements.

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Net sales	$16,009	$17,931
Cost of sales	5,839	7,692

Gross profit	10,170	10,239

Operating expenses:
Research and development	5,525	5,683
Selling, general and administrative	4,700	4,935

Total operating expenses	10,225	10,618

Loss from operations	(55)	(379)

Other income, net
Interest income and other, net	1,978	2,234
Net loss on investments	—	(278)

Total other income, net	1,978	1,956

Income before income taxes	1,923	1,577
Provision for income taxes	423	473

Net income	$1,500	$1,104

Earnings per share—Basic and Diluted	$0.04	$0.03

Shares used in the computation of earnings per share:
Basic	40,268	39,307

Diluted	41,930	41,921

See Notes to Condensed Consolidated Financial Statements.

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$1,500	$1,104
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	1,229	1,098
Provision for doubtful accounts and sales returns	755	360
Write-down of other long-term investments to net realizable value	—	412
Deferred income taxes, net	(57)	—
Changes in operating assets and liabilities:
Accounts receivable	(476)	(1,298)
Inventory	(913)	(823)
Prepaid expenses and other	32	(752)
Accounts payable	(399)	157
Accrued compensation and related benefits	(186)	335
Accrued sales commissions and other accrued expenses	1,662	(26)
Income taxes payable	314	449

Net cash provided by operating activities	3,461	1,016

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,696)	(2,236)
Purchases of marketable securities	(101,082)	(96,357)
Proceeds from maturities of marketable securities	125,663	50,177
Other long-term investments	(25)	(801)

Net cash provided by (used in) investing activities	21,860	(49,217)

Cash flows from financing activities:
Long-term obligations	—	(14)
Proceeds from issuance of common stock	2,183	2,606

Net cash provided by financing activities	2,183	2,592
Effect of exchange rate changes on cash	15	72

Net increase (decrease) in cash and cash equivalents	27,519	(45,537)
Cash and cash equivalents at the beginning of period	231,007	317,429

Cash and cash equivalents at the end of period	$258,526	$271,892

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$176	$74

See Notes to Condensed Consolidated Financial Statements.

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Exar Corporation (“Exar” or the “Company”) designs, develops and markets high-performance, high-bandwidth physical interface and access control solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard complimentary metal oxide semiconductors (“CMOS”) process technologies, Exar provides original equipment manufacturers (“OEMs”) with innovative, highly integrated circuits (“ICs”) that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET/SDH. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters (“UARTS”) are particularly well suited to support high data rates and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company designs, develops and markets IC products that address select applications for the video and imaging markets. Exar’s Common Stock trades on the Nasdaq Stock Market under the symbol “EXAR” and is included in the S&P 600 SmallCap Index.

Use of Management Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and material effects on operating results and financial position may result.

Basis of Presentation—The accompanying Condensed Consolidated Financial Statements include the accounts of Exar and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. This financial information reflects all adjustments which are, in the opinion of management, of a normal recurring nature and necessary to present fairly the statements of financial position as of June 30, 2003, results of operations for the three months ended June 30, 2003 and 2002, and cash flows for the three months ended June 30, 2003 and 2002. The March 31, 2003 balance sheet was derived from audited financial statements on that date. All significant intercompany accounts and transactions have been eliminated in the consolidation process.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and material effects on our operating results and financial position may result.

These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2003 included in its Annual Report on Form 10-K, as filed on June 20, 2003 with the U.S. Securities and Exchange Commission. The results of operations for the three months ended June 30, 2003 are not necessarily indicative of the results to be expected for any future periods.

Cash Equivalents—The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

Investments in Marketable Securities—Marketable securities include asset-backed securities, corporate bonds, government securities and marketable equity securities. The Company classifies investments as available-for-sale at the time of purchase and re-evaluates such designation as of each Condensed Consolidated Balance Sheet date. The Company’s available-for-sale securities are classified as cash equivalents if the original maturity is ninety days

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

or less, and as short-term investments for those with original maturities in excess of ninety days which the Company intends to sell as necessary to meet its liquidity requirements.

Such investments are stated at amortized cost with corresponding premiums and discounts and are amortized against interest income over the life of the investment. Marketable equity and debt securities are reported at fair value based on the quoted market prices as of each Condensed Consolidated Balance Sheet date, with unrealized gains or losses on short-term and long-term marketable securities recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary are reflected in income. Realized gains or losses are determined on the specific identification method and are reflected in Other income, net in the Condensed Consolidated Statements of Income.

Inventories—Inventories are recorded at the lower of cost or market, determined on a first-in, first-out basis. Cost is computed using the standard cost, which approximates average actual cost. The Company generally provides inventory allowances on obsolete inventories and inventories in excess of six-month demand for each specific part. Net inventories consisted of the following (in thousands):

	June 30, 2003	March 31, 2003
Work-in-process, net	$2,024	$1,493
Finished goods, net	1,782	1,400

Net inventories	$3,806	$2,893

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method over the estimated useful lives of the assets. Property, plant and equipment consist of the following (in thousands):

	June 30, 2003	March 31, 2003
Land	$6,584	$6,584
Building	13,485	13,485
Machinery and equipment	44,119	38,370
Construction-in-progress	79	3,732

	64,267	62,171
Accumulated depreciation and amortization	(34,746)	(34,117)

Total	$29,521	$28,054

Long-Lived Assets—Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company’s policy is to review the recoverability of all long-lived assets based on undiscounted cash flows on an annual basis at a minimum, and in addition, whenever events or changes indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Substantially all of the Company’s property, plant and equipment and other long-lived assets are located in the United States of America.

Income Taxes—Income taxes are reported using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base, and operating loss and tax credit carry-forwards. Valuation allowances are provided if it is more likely than not that some or all of the deferred tax assets will not be recognized.

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

Revenue Recognition—The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. The Company’s distributor agreements generally permit the return of up to 10% of a distributor’s purchases of a preceding quarter for purposes of stock rotation and also provide for credits to distributors in the event the Company reduces the price of any inventoried product. The Company records an allowance, at the time of shipment to the distributor, based on the Company’s historical patterns of returns and other authorized pricing allowances.

Stock Based Compensation—The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123,” (“SFAS 148”). Options granted to non-employees, as defined, have been accounted for at fair market value in accordance with SFAS 123.

The Company’s pro forma information under SFAS 123 and SFAS 148 is as follows (in thousands, except per share amounts):

	Three Months Ended June 30,
	2003	2002
Net income—as reported	$1,500	$1,104
Fair value stock-based compensation	7,368	6,945

Net loss—Pro forma	$(5,868)	$(5,841)

Reported:
Earnings per share—Basic and Diluted	$0.04	$0.03

Pro forma:
Earnings per share—Basic and Diluted	$(0.15)	$(0.15)

Comprehensive Income—Other comprehensive income includes charges or credits to equity as a result of foreign currency translation adjustments and unrealized gains or losses on marketable securities. Comprehensive income for the three months ended June 30, 2003 and 2002 has been disclosed within Note 4 to the Condensed Consolidated Income Statements.

Foreign Currency—The functional currency of each of the Company’s foreign subsidiaries is the local currency of that country. Accordingly, gains and losses from the translation of the financial statements of the foreign subsidiaries are included in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in Other income, net. Foreign currency transaction losses were immaterial for the three months ended June 30, 2003 and 2002.

The Company enters into foreign currency exchange contracts from time to time to hedge certain currency exposures. These contracts are executed with credit-worthy financial institutions and are denominated in currencies of major industrial nations. Gains and losses on these contracts serve as hedges in that they offset fluctuations that might otherwise impact the Company’s financial results. The Company is exposed to credit-related losses in the event of nonperformance by the parties to its foreign currency exchange contracts. At June 30, 2003 and 2002, there were no such foreign currency exchange contracts outstanding.

Financial Instruments and Concentration of Credit Risk—Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts receivable, cash, short-term investments and

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

long-term investments. The majority of the Company’s sales are derived from manufacturers in the computer, industrial, communications and electronic imaging industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for sales on credit. The Company maintains allowances for potential credit losses, and such losses have been within management’s expectations. The Company’s policy is to place its cash and short-term investments with high credit quality financial institutions and limit the amounts invested with any one financial institution or in any type of financial instrument. The Company does not hold or issue financial instruments for trading purposes.

Fair Value of Financial Instruments—The Company has estimated the fair value of its financial instruments by using available market information and approved valuation methodology. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies could have a material effect on estimated fair value amounts. The estimated fair value of the Company’s financial instruments at June 30, 2003 and 2002 was not materially different from the values presented in the Condensed Consolidated Balance Sheets.

Reclassifications—Certain amounts in the Company’s 2002 Condensed Consolidated Financial Statements have been reclassified to conform to the 2003 presentation.

NOTE 2. INDUSTRY AND SEGMENT INFORMATION

The Company operates in one reportable segment and is engaged in the design, development and marketing of a variety of analog and mixed-signal application-specific integrated circuits for use in communications and in video and imaging applications. The nature of the Company’s products and production processes as well as type of customers and distribution methods is consistent among all of the Company’s products. The Company’s foreign operations are conducted primarily through its wholly-owned subsidiaries in Japan, the United Kingdom and France. The Company’s principal markets include North America, Asia/Japan and Europe. Net sales by geographic area represent sales to unaffiliated customers. Substantially all of the Company’s long-lived assets at June 30, 2003 and 2002 were located in the United States.

All information on sales by geographic area is based upon the location to which the products were shipped. The following table sets forth revenue by geographic area for the three months ended June 30, 2003 and 2002 (in thousands):

	Three Months Ended June 30,
	2003	2002
Net sales:
United States	$6,546	$8,147
Asia	2,860	1,857
Europe	2,554	2,124
Singapore	2,358	5,204
Japan	1,616	545
Rest of the World	75	54

Total net sales	$16,009	$17,931

NOTE 3. EARNINGS PER SHARE

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if outstanding securities or other contracts to issue common stock were exercised or converted into common stock.

A summary of the Company’s EPS for the three months ended June 30, 2003 and 2002 is as follows (in thousands, except per share amounts):

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

	Three Months Ended June 30,
	2003	2002
Net income	$1,500	$1,104

Shares used in computation:
Weighted average common shares outstanding used in computation of basic earnings per share	40,268	39,307
Dilutive effect of stock options	1,662	2,614

Shares used in computation of diluted earnings per share	41,930	41,921

Earnings per share—Basic and Diluted	$0.04	$0.03

Options to purchase 5,485,846 and 5,235,370 shares of common stock at prices ranging from $16.00 to $60.75 per share and from $20.73 to $60.75 per share were outstanding as of June 30, 2003 and 2002, respectively, but not included in the computation of diluted net income per share because the options’ exercise prices were greater than the average market price of the common shares as of such dates and, therefore, would be anti-dilutive under the treasury stock method.

NOTE 4. COMPREHENSIVE INCOME

A summary of comprehensive income for the three months ended June 30, 2003 and 2002 is as follows (in thousands):

	Three Months Ended June 30,
	2003	2002
Net income	$1,500	$1,104

Other comprehensive income:
Cumulative translation adjustments	6	43
Unrealized gain, net on marketable securities	12	82

Total other comprehensive income	18	125

Comprehensive income	$1,518	$1,229

NOTE 5. OTHER LONG-TERM INVESTMENTS

In July 2001, Exar invested $40.3 million in the Series C Preferred Stock financing for a 16% equity interest in Internet Machines Corporation (“IMC”), a pre-revenue, privately-held company that has developed a family of highly-integrated communications ICs that provides protocol-independent network processing, switch fabric and traffic management solutions for high-speed optical, metro area network and Internet infrastructure equipment. In June 2003, IMC announced the planned expansion of their product line to introduce a product family of PCI Express based bridge and switch devices. The new product line is targeted at bandwidth-bottlenecked applications including servers, blade servers, workstations, desktops, storage, networking and other embedded systems.

During the three months ended September 30, 2002, the Company became aware of a potential decline in the value of its 16% equity investment in IMC. As a result, the Company retained an independent third party to assist in

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

determining the fair market value of its investment. As a consequence, the Company recorded against its earnings an impairment charge of $35.3 million, reducing its equity investment from $40.3 million to $5.0 million. If the Company’s assessed value of its investment were to fall below the carrying value, the Company would be required to recognize additional impairment to the asset, resulting in additional expense in the Company’s Condensed Consolidated Statements of Income.

Exar became a limited partner in TechFarm Ventures (Q), L.P. (the “TechFarm Fund”) in May 2001. This partnership is a venture capital fund, managed by TechFarm Ventures Management L.L.C., the general partner of the TechFarm Fund, a Delaware Limited Partnership, and focuses its investment activities on seed and early stage technology companies. Effective May 31, 2002, in connection with the amendment of the partnership agreement, the Company and TechFarm Ventures Management L.L.C. agreed to reduce the Company’s capital commitment in the TechFarm Fund to approximately $4.0 million, or approximately 5% of the TechFarm Fund’s total committed capital. Additionally, the Company and TechFarm Ventures Management L.L.C. agreed to change the Company’s status from a limited partner to that of an assignee having less rights and status than a limited partner. Because of these modifications, the Company changed its method of accounting for this investment from the equity method to the cost basis method as of May 31, 2002. The Company has fulfilled its capital contribution commitment and, therefore will not be required to fund additional amounts.

For the three months ended June 30, 2003, the Company did not record any charges against its earnings in connection with its investment in the TechFarm Fund. For the three months ended June 30, 2002, the Company recorded $412,000 in charges against its earnings representing Exar’s portion of total losses in the TechFarm Fund and expenses. At June 30, 2003, the investment amount represents Exar’s total contributed capital of $4.0 million less an investment write-down of $1.2 million, netting to the $2.8 million reflected on the Company’s Condensed Consolidated Balance Sheets. If the Company’s assessed value of its investment were to fall below the carrying value on the Company’s Condensed Consolidated Balance Sheets, the Company would be required to recognize impairment to the asset, which would result in additional expense in the Company’s Condensed Consolidated Statements of Income.

In July 2001, Exar became a limited partner in Skypoint Telecom Fund II (US), L.P. (the “Skypoint Fund”), a venture capital fund focused on investments in communications infrastructure companies. Exar is obligated to fund $5.0 million, which represents approximately 5% of the fund’s total capital commitments. Of the $5.0 million obligation, Exar has funded $950,000 as of June 30, 2003, which reflects the return to the Company of $750,000 of previously funded capital in the three months ended September 30, 2002. As of June 30, 2003, the Company’s remaining capital contribution obligation was $4.1 million. The investment in the Skypoint Fund is reflected at cost on the Company’s Condensed Consolidated Balance Sheets. If the Company’s assessed value of its investment were to fall below the carrying value, the Company would be required to recognize impairment to the asset, resulting in additional expense on the Company’s Condensed Consolidated Statements of Income.

NOTE 6. EMPLOYEE STOCK OPTIONS AND STOCK PURCHASE PLANS

Employee Stock Participation Plan—Exar is authorized to issue 4,500,000 shares of common stock under its Employee Stock Participation Plan (“ESPP”). The ESPP permits employees to purchase common stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the common stock at the beginning or end of each three-month offering period.

Stock Option Plans—Exar has a 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”) that only permits the granting of non-statutory stock options to executive officers and employees. A maximum of 40% of the total number of shares reserved under the 2000 Plan may be granted to executive officers of the Company. The Board of Directors adopted the 2000 Plan in September 2000 and subsequently amended it in December 2000, June 2001, March 2002 and March 2003. The Company also has a 1997 Equity Incentive Plan (the “1997 Plan”),

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

subsequently amended and restated in September 1999, which permits the granting of both incentive and non-statutory stock options to executive officers of the Company and its employees. Exar also has a 1996 Non-Employee Director’s Stock Option Plan (the “Non-Employee Director’s Plan”), amended and restated in June 1998 and March 2003 (pending stockholder approval at the 2003 annual stockholder meeting scheduled for September 4, 2003), which provides each non-employee director of Exar with the opportunity to participate in a stock option plan. Generally, options under the three plans are granted with an exercise price of 100% of the fair value of the underlying stock on the date of grant and have a term of seven years, although options may be granted with a term of up to ten years. These plans allow certain employees, including executives officers, directors, senior management and technical personnel of the Company, the opportunity to select to defer a portion of his or her base salary and apply such deferred salary to options to purchase shares of the Company’s common stock with exercise prices set at a discount to market with the aggregate of such discounts equal to the aggregate amount of the base salary so deferred. Options generally vest over four years.

Option activity under the 2000 Plan, the 1997 Plan and the Non-Employee Director’s Plan was as follows:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price per Share
Outstanding, April 1, 2001	8,502,528	$21.74
Options granted	2,182,867	24.62
Options exercised	(292,923)	7.47
Options canceled	(159,287)	25.40

Outstanding, March 31, 2002	10,233,185	22.71
Options granted	1,526,890	14.57
Options exercised	(827,025)	6.99
Options canceled,	(449,083)	29.67

Outstanding, March 31, 2003	10,483,967	22.47
Options granted	362,555	13.18
Options exercised	(324,595)	5.67
Options canceled	(3,700)	35.47

Outstanding, June 30, 2003	10,518,227	$22.66

At June 30, 2003 options to purchase 1,196,754 shares were available for future grant under three plans (777,604 under the 2000 Plan, 394,864 under the 1997 Plan and 24,286 under the Non-Employee Director’s Plan).

The following table summarizes information concerning options outstanding and exercisable for the combined option plans at June 30, 2003:

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding As of 6/30/03	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable As of 6/30/03	Weighted Average Exercise Price
1.75 – 11.02	2,181,774	1.92	$6.26	2,138,832	$6.21
11.35 – 13.52	2,804,264	4.92	12.82	1,096,877	12.46
13.62 – 27.15	2,638,689	5.01	23.87	1,490,654	23.83
27.94 – 54.75	2,870,500	4.06	43.32	1,887,900	41.42
59.31 – 60.75	23,000	4.29	59.56	11,500	59.56

1.75 – 60.75	10,518,227	4.08	$22.66	6,625,763	$21.33

The Company accounts for stock-based employee compensation using the intrinsic value method under APB 25, and related interpretations, and complies with the disclosure provisions of SFAS 123 and SFAS 148. SFAS 123 requires the disclosure of pro forma net income and earnings per share. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes Option-Pricing Model with the following weighted average assumptions for options granted:

	Three Months Ended June 30,
	2003	2002
Risk-free interest rate	2.6%	2.8%
Expected term of options (years)	5.7	5.8
Expected volatility	76.0%	76.0%
Expected dividend yield	0.0%	0.0%

Under SFAS 123, pro forma compensation cost is calculated for the fair market value of the options granted under the Employee Stock Participation Plan (“ESPP”). The fair value of each stock purchase right granted under the ESPP is estimated using the Black-Scholes Option-Pricing Model with the following weighted average assumptions by fiscal year:

	Three Months Ended June 30,
	2003	2002
Risk-free interest rate	1.2%	2.8%
Expected term of options (years)	0.25	0.25
Expected volatility	76.0%	76.0%
Expected dividend yield	0.0%	0.0%

The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

The pro forma amounts for the three months ended June 30, 2003 and 2002 are not indicative of future period pro forma amounts.

NOTE 7. COMMITMENTS AND CONTINGENCIES

In 1997, Micro Power Inc., one of the Company’s subsidiaries that the Company acquired in June 1994, identified low-level groundwater contamination at its principal manufacturing site. Although the area and extent of the contamination appear to have been defined, the source of the contamination has not been identified. The Company reached an agreement with another entity to participate in the cost of ongoing site investigations and the operation of remedial systems to remove subsurface chemicals, which is expected to continue for an additional 5 to 6 years from the quarter ended June 30, 2003. The Company believes that its site closure costs pertaining to the capping of wells and removal of the filtering system will be minimal. Management estimates that the accrual of $374,000 as of June 30, 2003 is sufficient to cover the estimated remaining 5 to 6 years of continued remediation activities and post-remediation site closure activities.

The Company has invested $969,000 in the Skypoint Fund as of June 30, 2003. The investment is carried at cost on the Company’s Condensed Consolidated Balance Sheets. The Company is contractually committed to fund an additional $4.1 million to the Skypoint Fund. The Company reviews its investments periodically to determine if there has been a temporary or permanent decline in the market value of the investments below the value at which the Company is carrying them on the Condensed Consolidated Balance Sheet. In assessing the potential impairment to the investment, the Company considers the fund performance information provided by the fund’s general partner together with other independent market information and makes an estimate of the future market potential of the venture capital fund. If the Company’s assessment of the value of its investment is inconsistent with actual results, the Company may be required to recognize impairment to the asset, resulting in additional expense on the Company’s Condensed Consolidated Statements of Income.

The Company warrants all of its products against defects in materials and workmanship for a period of ninety days from the delivery date. The Company’s sole liability is limited to either replacing, repairing or issuing credit, at its option, for the product it has been paid for. The warranty does not cover damage which results from accident, misuse, abuse, improper line voltage, fire, flood, lightning or other damage resulting from modifications, repairs or alterations performed other than by the Company, or resulting from failure to comply with the Company’s written operating and maintenance instructions. Warranty expense has historically been immaterial.

Additionally, the Company’s sales agreements indemnify its customers for any expenses or liability resulting from alleged or claimed infringements of any United Stated letter patents of third parties. However, the Company is not liable for any collateral, incidental or consequential damages arising out of patent infringement. The terms of these indemnification agreements are generally perpetual any time after issuance of the sales order acknowledgment. The maximum amount of potential future indemnification is unlimited. However, to date, the Company has not paid any claims or been required to defend any lawsuits with respect to any claim.

From time to time, the Company is involved in various claims, legal actions and complaints arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

The following table summarizes the Company’s contractual payment obligations and commitments as of June 30, 2003 (in thousands):

EXAR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

	Fiscal Year					Thereafter	Total
	2004	2005	2006	2007	2008
Contractual obligations:
Purchase obligations	$4,984	$1,000	$—	$—	$—	$—	$5,984
Venture investment commitments (Skypoint Fund) (1)	4,050	—	—	—	—	—	4,050
Operating lease obligations	101	98	45	45	45	11	345

Total	$9,135	$1,098	$45	$45	$45	$11	$10,379

(1)	The payments related to the venture commitment, Skypoint Fund, do not have a set payment schedule.
The remaining amount payable to the fund will be required to be paid in accordance with the limited Partnership agreement with the fund.

NOTE 8. RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” (“EITF 00-21”). EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 applies to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Adoption of EITF 00-21 had no material impact on its financial position or results of operations.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 had no material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not believe the adoption of this standard will have a material impact on its financial position or results of operations as the Company has no such financial instruments.

Report of Independent Accountants

To the Stockholders and Board of Directors of Exar Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Exar Corporation and its subsidiaries at March 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

April 21, 2003

Report of Independent Accountants

Board of Directors and Stockholders

Exar Corporation:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Exar Corporation and its subsidiaries for the year ended March 31, 2001. Our audit also included the consolidated financial statement schedule listed for the year ended March 31, 2001 listed in Item 15.(a)2. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of Exar Corporation’s operations and cash flows for the year ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Jose, California

April 23, 2001

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,
	2003	2002
ASSETS
Current assets:
Cash and equivalents	$231,007	$317,429
Short-term marketable securities	136,844	30,246
Accounts receivable (net of allowances of $1,142 in 2003 and $1,598 in 2002)	4,275	3,411
Inventory	2,893	7,291
Prepaid expenses and other	2,384	1,814
Deferred income taxes, net	3,233	2,821

Total current assets	380,636	363,012
Property, plant and equipment, net	28,054	26,496
Long-term marketable securities	54,259	56,526
Other long-term investments	8,759	44,379
Deferred income taxes, net	7,482	12,571
Other non-current assets	35	51

Total assets	$479,225	$503,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,295	$2,789
Accrued compensation and related benefits	3,269	3,108
Accrued sales commissions	740	915
Other accrued expenses	1,336	1,040
Income taxes payable	4,507	3,293

Total current liabilities	12,147	11,145
Long-term obligations	312	385

Total liabilities	12,459	11,530

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock; $.0001 par value; 2,250,000 shares authorized; no shares outstanding	—	—
Common stock; $.0001 par value; 100,000,000 and 50,000,000 shares authorized; 40,329,609 and 39,368,239 shares outstanding	398,606	391,302
Accumulated other comprehensive income	372	115
Retained earnings	72,399	104,699
Treasury stock; 245,000 and 245,000 shares of common stock at cost	(4,611)	(4,611)

Total stockholders’ equity	466,766	491,505

Total liabilities and stockholders’ equity	$479,225	$503,035

See accompanying notes.

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Years Ended March 31,
	2003	2002	2001
Net sales	$67,008	$54,988	$112,924
Cost of sales	30,197	24,024	45,968

Gross profit	36,811	30,964	66,956
Operating expense:
Research and development	22,297	21,895	23,840
Selling, general and administrative	18,735	17,951	24,970

Income (loss) from operations	(4,221)	(8,882)	18,146
Other income (loss), net
Interest income, net	9,024	14,434	26,086
Loss on other long-term investments	(35,886)	(680)	—
Net realized gain on investments	101	882	59
Other income	—	—	220

Total other income (loss), net	(26,761)	14,636	26,365

Income (loss) before income taxes	(30,982)	5,754	44,511
Provision for income taxes	1,318	1,726	16,077

Net income (loss)	$(32,300)	$4,028	$28,434

Basic earnings (loss) per share	$(0.81)	$0.10	$0.75

Diluted earnings (loss) per share	$(0.81)	$0.10	$0.66

Shares used in the computation of net income (loss) per share:
Weighted average shares (basic)	39,674	38,921	38,104

Weighted average shares (diluted)	39,674	41,996	42,856

See accompanying notes.

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Balances, April 1, 2000	37,165,950	$352,614	—	$—	$72,237	$188	$425,039
Comprehensive income:
Net income					28,434		28,434	$28,434
Other comprehensive income:
Foreign currency translation adjustments						(61)	(61)	(61)
Unrealized gains on marketable securities						415	415	415

Comprehensive income								$28,788

Exercise of stock options	1,737,828	10,640					10,640
Income tax benefit from stock option transactions		22,569					22,569
Stock issued under employee stock participation plan	63,861	1,570					1,570
Acquisition of treasury stock			(245,000)	(4,611)			(4,611)

Balances, March 31, 2001	38,967,639	387,393	(245,000)	(4,611)	100,671	542	483,995
Comprehensive income:
Net income					4,028		4,028	$4,028
Other comprehensive income:
Foreign currency translation adjustments						(8)	(8)	(8)
Unrealized loss on marketable securities						(419)	(419)	(419)

Comprehensive income								$3,601

Exercise of stock options	292,923	2,225					2,225
Stock issued under employee stock participation plan	107,677	1,684					1,684

Balances, March 31, 2002	39,368,239	391,302	(245,000)	(4,611)	104,699	115	491,505
Comprehensive income:
Net loss					(32,300)		(32,300)	$(32,300)
Other comprehensive income (loss):
Foreign currency translation adjustments						26	26	26
Unrealized gain on marketable securities						231	231	231

Comprehensive loss								$(32,043)

Exercise of stock options	827,025	5,781					5,781
Stock issued under employee stock participation plan	134,345	1,523					1,523

Balances, March 31, 2003	40,329,609	$398,606	(245,000)	$(4,611)	$72,399	$372	$466,766

See accompanying notes.

EXAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended March 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(32,300)	$4,028	$28,434
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,427	3,877	3,917
Inventory write-off	2,311	—	—
Provision for doubtful accounts and sales returns	2,320	3,066	4,218
Tax benefit from disqualifying dispositions	—	—	22,569
Write-down of other long-term investments to net realizable value	35,886	680	—
Deferred income taxes	4,677	(671)	(6,904)
Changes in operating assets and liabilities:
Accounts receivable	(3,184)	4,956	(4,101)
Inventories	2,087	2,426	(1,418)
Prepaid expenses and other	(553)	1,506	(27)
Accounts payable	(495)	(608)	(100)
Accrued compensation and related benefits	220	(5,485)	1,533
Accrued sales commissions and other accrued expenses	(11)	(1,023)	526
Income taxes payable	1,052	3,293	—

Net cash provided by operating activities	16,437	16,045	48,647

Cash flows from investing activities:
Purchases of property and equipment	(5,985)	(2,651)	(4,986)
Purchases of short-term marketable securities	(168,100)	(38,277)	(24,853)
Proceeds from maturities of short-term marketable securities	61,624	19,134	16,331
Purchases of long-term marketable securities	(107,314)	(60,857)	(45,115)
Proceeds from maturities of long-term marketable securities	109,839	35,671	14,190
Other long-term investments	(266)	(45,059)	—
Other assets	—	—	612

Net cash used in investing activities	(110,202)	(92,039)	(43,821)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,304	3,909	12,210
Acquisition of treasury stock	—	—	(4,611)

Net cash provided by financing activities	7,304	3,909	7,599

Effect of exchange rate changes on cash	39	(8)	(61)

Net increase (decrease) in cash and cash equivalents	(86,422)	(72,093)	12,364
Cash and cash equivalents at the beginning of the period	317,429	389,522	377,158

Cash and cash equivalents at the end of the period	$231,007	$317,429	$389,522

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$465	$310	$244

See accompanying notes.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

NOTE 1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Exar Corporation (“Exar” or the “Company”) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, Exar provides original equipment manufacturers (“OEMs”) with innovative, highly integrated circuits (“ICs”) that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET/SDH. Additionally, Exar offers ICs for both the serial communications and the video and imaging markets. Exar’s customers include among others, Alcatel, Cisco Systems, Inc., Digi International, Inc., Hewlett-Packard Company (“Hewlett-Packard”), Huawei Technologies Company, LTD., Logitech International S.A., NEC Corporation, Nokia Corporation, Plantronics, Inc. and Tellabs, Inc. Exar’s Common Stock trades on the Nasdaq Stock Market under the symbol “EXAR” and is included in the S&P 600 SmallCap Index.

Use of Management Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and material effects on operating results and financial position may result.

Basis of Presentation—The accompanying consolidated financial statements include the accounts of Exar and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in the consolidation process.

Cash Equivalents—The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

Investments in Marketable Securities—Marketable securities include asset-backed securities, corporate bonds, government securities and marketable equity securities. The Company classifies investments as available-for-sale at the time of purchase and re-evaluates such designation as of each Consolidated Balance Sheet date. The Company’s available-for-sale securities are classified as cash equivalents if the original maturity is ninety days or less, and as short-term investments for those with original maturities in excess of ninety days which the Company intends to sell as necessary to meet its liquidity requirements.

Such investments are stated at amortized cost with corresponding premiums and amortized against interest income over the life of the investment. Marketable equity and debt securities are reported at fair value based on the quoted market prices as of each Consolidated Balance Sheet date, with unrealized gains or losses on short-term and long-term marketable securities recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary are reflected in income. Realized gains or losses are determined on the specific identification method and are reflected in other income (loss), net.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The following table summarizes the Company’s investments as of March 31, 2003 and 2002:

	Original Cost	Unrealized Gain *	Market Value
	(In thousands)
Money Market Funds	$344	$—	$344
Municipal securities	24,800	1	24,801
Corporate bonds and commercial paper	11,822	37	11,859
US government and agency obligations	184,041	337	184,378
Asset-backed and collateralized obligations	200,165	1	200,166

Total at March 31, 2003	$421,172	$376	$421,548

As reported:
Cash Equivalents			$230,445
Short-term Investments			136,844
Long-term Investments			54,259

Total at March 31, 2003			$421,548

*	Unrealized Gain (Loss) is reflected at gross value. The net unrealized gain, net of tax effect is $226,000 for fiscal year ended March 31, 2003. The net unrealized loss, net of tax effect is $4 for fiscal year ended March 31, 2002.

	Original Cost	Unrealized Gain (Loss) *	Market Value
	(In thousands)
Money Market Funds	$1,983	$—	$1,983
Municipal securities	17,379	(2)	17,377
Corporate bonds and commercial paper	21,556	10	21,566
US government and agency obligations	165,820	(4)	165,816
Asset-backed and collateralized obligations	195,124	(11)	195,113

Total at March 31, 2002	$401,862	$(7)	$401,855

As reported:
Cash Equivalents			$315,083
Short-term Investments			30,246
Long-term Investments			56,526

Total at March 31, 2002			$401,855

*	Unrealized Gain (Loss) is reflected at gross value. The net unrealized gain, net of tax effect is $226,000 for fiscal year ended March 31, 2003. The net unrealized loss, net of tax effect is $4 for fiscal year ended March 31, 2002.

Inventories—Inventories are recorded at the lower of cost or market, determined on a first-in, first-out basis. Cost is computed using the standard cost, which approximates average actual cost. The Company generally provides inventory allowances on obsolete inventories and inventories in excess of six-month demand for each specific part.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method over the estimated useful lives of the assets.

Long-Lived Assets—Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company’s policy is to review the recoverability of all long-lived assets based on undiscounted cash flows on an annual basis at a minimum, and in addition, whenever events or changes indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Substantially all of the Company’s property, plant and equipment and other long-lived assets are located in the United States of America.

Income Taxes—Income taxes are reported under Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes,” (“SFAS 109”) and, accordingly, deferred taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base, and operating loss and tax credit carry-forwards. Valuation allowances are provided if it is more likely than not that some or all of the deferred tax assets will not be recognized.

Revenue Recognition—The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. The Company’s distributor agreements generally permit the return of up to 10% of a distributor’s purchases of a preceding quarter for purposes of stock rotation and also provide for credits to distributors in the event the Company reduces the price of any inventoried product. The Company records an allowance, at the time of shipment to the distributor, based on the Company’s historical patterns of returns and other authorized pricing allowances.

Stock Based Compensation—The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123,” (“SFAS 148”). Options granted to non-employees, as defined, have been accounted for at fair market value in accordance with SFAS 123.

The Company’s pro forma information under SFAS 123 and SFAS 148 is as follows:

	Fiscal Years Ended March 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Net income (loss)—as reported	$(32,300)	$4,028	$28,434
Fair value stock-based compensation	29,344	26,665	15,283

Net income (loss)—Pro forma	$(61,644)	$(22,637)	$13,151

Reported:
Basic earnings (loss) per share	$(0.81)	$0.10	$0.75
Diluted earnings (loss) per share	$(0.81)	$0.10	$0.66
Pro forma:
Basic earnings (loss) per share	$(1.55)	$(0.58)	$0.35
Diluted earnings (loss) per share	$(1.55)	$(0.58)	$0.31

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Comprehensive Income—Other Comprehensive income (loss) includes charges or credits to equity as a result of foreign currency translation adjustments and unrealized gains or losses on marketable securities. Comprehensive income for the years ended March 31, 2003, 2002 and 2001 has been disclosed within the Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss).

Foreign Currency—The functional currency of each of the Company’s foreign subsidiaries is the local currency of that country. Accordingly, gains and losses from the translation of the financial statements of the foreign subsidiaries are included in stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in Other income (loss), net. Foreign currency transaction losses were $300, $3,200 and $13,000 for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

The Company enters into foreign currency exchange contracts from time to time to hedge certain currency exposures. These contracts are executed with credit-worthy financial institutions and are denominated in currencies of major industrial nations. Gains and losses on these contracts serve as hedges in that they offset fluctuations that might otherwise impact the Company’s financial results. The Company is exposed to credit-related losses in the event of nonperformance by the parties to its foreign currency exchange contracts. At March 31, 2003, 2002 and 2001, there were no such foreign currency exchange contracts outstanding.

Financial Instruments and Concentration of Credit Risk—Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of accounts receivable, cash, short-term investments and long-term investments. The majority of the Company’s sales are derived from manufacturers in the computer, communications and electronic imaging industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for sales on credit. The Company maintains allowances for potential credit losses, and such losses have been within management’s expectations. The Company’s policy is to place its cash and short-term investments with high credit quality financial institutions and limit the amounts invested with any one financial institution or in any type of financial instrument. The Company does not hold or issue financial instruments for trading purposes.

Fair Value of Financial Instruments—The Company has estimated the fair value of its financial instruments by using available market information and valuation methodology considered to be appropriate. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies could have a material effect on estimated fair value amounts. The estimated fair value of the Company’s financial instruments at March 31, 2003 and 2002 was not materially different from the values presented in the Consolidated Balance Sheets.

Reclassifications—Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

NOTE 2.    INVENTORIES

Net inventories at March 31 consisted of the following (in thousands):

	2003	2002
Work-in-process, net	$1,493	$3,804
Finished goods, net	1,400	3,487

Net inventories	$2,893	$7,291

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

During the fiscal year ended March 31, 2003, the Company recorded a $2.3 million charge to write-down inventory the Company determined to be in excess of a six-month demand forecast for the Company’s communications products. The charge was included in the cost of sales for the fiscal year ended March 31, 2003.

NOTE 3.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at March 31 consisted of the following (in thousands):

	2003	2002
Land	$6,584	$6,584
Building	13,485	13,485
Machinery and equipment	38,370	36,818
Construction-in-progress	3,732	183

	62,171	57,070
Accumulated depreciation	(34,117)	(30,574)

Total	$28,054	$26,496

NOTE 4.    OTHER LONG-TERM INVESTMENTS

In July 2001, Exar invested $40.3 million in the Series C Preferred Stock financing for a 16% equity interest in Internet Machines Corporation, or IMC, a pre-revenue, privately-held company who has developed a family of highly-integrated communications ICs that provides protocol-independent network processing, switch fabric and traffic management solutions for high-speed optical, metro area network and Internet infrastructure equipment.

During the three months ended September 30, 2002, the Company became aware of a potential decline in the value of its 16% equity investment in IMC. As a result, the Company retained an independent third party to assist in determining the fair market value of its investment. As a consequence, the Company recorded against its earnings an impairment charge of $35.3 million, reducing its equity investment from $40.3 million to $5.0 million. As of March 31, 2003, the Company is not aware of any matters that could result in an additional impairment to its investment carrying value on the Company’s Consolidated Balance Sheet. If the Company’s assessed value of its investment were to fall below the carrying value, the Company would be required to recognize additional impairment to the asset, resulting in additional expense in the Company’s Consolidated Statements of Operations.

Exar became a limited partner in TechFarm Ventures (Q), L.P. (the “TechFarm Fund”) in May 2001. This partnership is a venture capital fund, managed by TechFarm Ventures Management L.L.C., the general partner of the TechFarm Fund, a Delaware Limited Partnership, and focuses its investment activities on seed and early stage technology companies. Effective May 31, 2002, in connection with the amendment of the partnership agreement, the Company and TechFarm Ventures Management L.L.C. agreed to reduce the Company’s capital commitment in the TechFarm Fund to approximately $4.0 million, or approximately 5% of the TechFarm Fund’s total committed capital. Additionally, the Company and TechFarm Ventures Management L.L.C. agreed to change the Company’s status from a limited partner to that of an assignee having less rights and status than a limited partner. Because of these modifications, the Company changed its method of accounting for this investment from the equity method to the cost basis method as of May 31, 2002. The Company has fulfilled its capital contribution commitment and, therefore will not be required to fund additional amounts.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

For the fiscal year ended March 31, 2003, Exar recorded charges against its earnings totaling $513,000, representing Exar’s portion of total losses in the TechFarm Fund and expenses for the current fiscal year. In the fiscal year ended March 31, 2002, the Company recorded a $680,000 charge against its earnings for its proportionate share of the TechFarm Fund losses and expenses. At March 31, 2003, the investment amount represents Exar’s total contributed capital of $4.0 million less an investment write-down of $1.2 million, netting to the $2.8 million reflected on the Company’s Consolidated Balance Sheet. If the Company’s assessed value of its investment were to fall below the carrying value on the Company’s Consolidated Balance Sheet, the Company would be required to recognize impairment to the asset, which would result in additional expense in the Company’s Consolidated Statements of Operations.

In July 2001, Exar became a limited partner in Skypoint Telecom Fund II (US), L.P. (the “Skypoint Fund”), a venture capital fund focused on investments in communications infrastructure companies. The investment provides the Company with the opportunity to align itself with potential strategic partners in emerging technologies within the telecommunications and/or networking industry. Exar is obligated to fund $5.0 million, which represents approximately 5% of the fund’s total capital commitments. Of the $5.0 million obligation, Exar has funded $925,000 as of March 31, 2003, which reflects the return to the Company of $750,000 of previously funded capital in the three months ended September 30, 2002. As of March 31, 2003, the Company’s remaining capital contribution obligation was $4.1 million. The investment in the Skypoint Fund is reflected at cost on the Company’s Consolidated Balance Sheet. If the Company’s assessed value of its investment were to fall below the carrying value, the Company would be required to recognize impairment to the asset, resulting in additional expense on the Company’s Consolidated Statements of Operations.

NOTE 5.    INCOME TAXES

The provision for income taxes for the years ended March 31 consisted of the following:

	2003	2002	2001
	(In thousands)
Current:
Federal	$125	$1,764	$148
State	180	550	264
Foreign	70	83	—

	375	2,397	412

Deferred:
Federal	984	(600)	(8,011)
State	(41)	(71)	1,107

	943	(671)	(6,904)

Charge in lieu of taxes attributable to employee stock plans	—	—	22,569

Total	$1,318	$1,726	$16,077

Consolidated pre-tax income includes foreign income of $207,642 and $74,645 and $8,500 in fiscal year 2003, 2002 and 2001, respectively. Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and, accordingly, no provisions for federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of a dividend or otherwise, the Company would be subject to both United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Current net deferred tax assets at March 31, 2003 and 2002 were $3.2 million and $2.8 million, respectively. Non-current net deferred tax assets at March 31, 2003 and 2002 of $7.5 million and $12.6 million, respectively, are included in deferred income taxes within the accompanying Consolidated Balance Sheets. Significant components of the Company’s net deferred tax asset at March 31, 2003 and 2002 are as follows:

	2003	2002
	(In thousands)
Deferred tax assets:
Reserves and accruals not currently deductible	$3,233	$2,554
Net operating loss and tax credit carryforwards	7,895	13,860
General business credits	7,391	6,281
Writedown of investments	14,133	—
Capitalized R&D Expenses	715	—
Other	107	269

Total deferred tax assets	33,474	22,964

Deferred tax liabilities:
Depreciation	(535)	(386)

Total deferred tax liabilities	(535)	(386)

Valuation allowance	(22,224)	(7,186)

Net deferred tax assets	$10,715	$15,392

As of March 31, 2003, the Company’s federal and state net operating loss carryforwards for income tax purposes were approximately $19.2 million and $400,000, respectively. Certain federal net operating loss carryforwards expired during the year, and if not utilized, additional federal net operating losses will expire in 2003 and state net operating losses will begin to expire in 2013. As of March 31, 2003, federal and state tax credit carryforwards were $4.8 million and $5.7 million, respectively. These credits will begin to expire in 2016 and 2005, respectively.

Certain deferred tax assets pertain to net operating loss carryforwards and tax credits resulting from the exercise of employee stock options. The Company has a valuation allowance against a portion of the amount relating to the exercise of employee stock options due to the impact that uncertainties associated with the Company’s future stock price and timing of employee stock option exercises have on the likelihood that the Company will realize future benefits from these amounts. To the extent that the Company can generate taxable income in future years, the tax benefits related to stock options will be accounted for as a credit to stockholders’ equity rather than a reduction of the income tax provision. A valuation allowance has also been provided for (i) the write-down of certain investments, (ii) the tax benefits of certain acquired net operating losses for which the utilization is limited to the taxable income of the acquired subsidiary and (iii) state tax credits. The valuation allowance relates to the amount of such benefits for which realization is not assured.

The federal tax law includes provisions limiting the use of net operating loss carryforwards in the event of certain changes in ownership. Consequently, the Company’s ability to utilize certain of its acquired net operating loss carryforwards is subject to an annual limitation.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Reconciliation of the income tax provision at the statutory rate to the Company’s provision for income tax is as follows for each of the years ended March 31:

	2003	2002	2001
	(In thousands)
Income tax (benefit) provision at staturtory rate	$(10,844)	$2,012	$15,579
State income taxes, net of federal income tax benefit	(1,740)	336	1,934
Change in valuation allowance	15,038	—	(545)
Tax-exempt interest income	(131)	(235)	(151)
Tax credits, net	(865)	(908)	(705)
Foreign (income) losses providing no benefit	—	(1)	(3)
Other, net	(140)	522	(32)

Total	$1,318	$1,726	$16,077

NOTE 6.    EARNINGS (LOSS) PER SHARE

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if outstanding securities or other contracts to issue common stock were exercised or converted into common stock.

As a result of the net loss for the fiscal year ended March 31, 2003, approximately 1,869,250 of potentially dilutive shares of common stock have not been included in the calculation of diluted loss per share for the period presented because to do so would have been anti-dilutive.

A summary of the Company’s EPS for each of the fiscal years ended March 31 is as follows:

	2003	2002	2001
	(In thousands, except per share amounts)
Net income (loss)	$(32,300)	$4,028	$28,434

Shares used in computation:
Weighted average common shares outstanding used in computation of basic net income (loss) per share	39,674	38,921	38,104
Dilutive effect of stock options	—	3,075	4,752

Shares used in computation of diluted net income (loss) per share	39,674	41,996	42,856

Basic net income (loss) per share	$(0.81)	$0.10	$0.75

Diluted net income (loss) per share	$(0.81)	$0.10	$0.66

Options to purchase 6,428,174 shares of common stock at prices ranging from $13.09 to $60.75 were outstanding as of March 31, 2003. Options to purchase 5,070,481 shares of common stock at prices ranging from $21.46 to $60.75 were outstanding as of March 31, 2002. Options to purchase 3,114,400 shares of common stock at a price ranging from $25.20 to $60.75 were outstanding as of March 31, 2001. These options to purchase

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

shares of common stock that were outstanding as of March 31, 2003, 2002 and 2001 were not included in the computation of diluted net income per share because the options’ exercise prices were greater than the average market price of the common shares as of such dates and, therefore, would be anti-dilutive under the treasury stock method.

NOTE 7.    EMPLOYEE BENEFIT PLANS

Exar Savings Plans—The Exar Savings Plan, as amended and restated, covers substantially all employees of the Company. The Savings Plan provides for voluntary salary reduction contributions in accordance with Section 401(k) of the Internal Revenue Code as well as contributions from the Company based on the achievement of specified operating results. Exar made contributions of approximately $378,000, $266,000 and $1,006,000 for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

Incentive Compensation Programs—The Company’s incentive compensation programs provide for incentive awards for substantially all employees of the Company based on the achievement of specified operating and performance results. Due to the market downturn reducing the demand for the Company’s products, the Company did not incur expenses related to the various incentive compensation programs for the fiscal years ended March 31, 2003 and 2002. In lieu of cash incentives, in the fiscal year ended March 31, 2003 the Company granted 197,515 stock options to its employees with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. In lieu of cash incentives, in the fiscal year ended March 31, 2002 the Company granted 413,197 stock options to its employees with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Cash incentive awards totaled $5.9 million for the fiscal year ended March 31, 2001. The Company’s incentive compensation programs may be amended or discontinued at the discretion of the Board of Directors.

NOTE 8.    STOCKHOLDERS’ EQUITY

Preferred Share Purchase Rights Plan—In December 1995, the Company’s Board of Directors adopted a Preferred Share Purchase Rights Plan under which the Board declared a dividend of one purchase right for each outstanding share of common stock of Exar held as of January 10, 1996. Each right entitles the registered holder to purchase one one-hundredth of a share of Exar’s Series A Junior Participating Preferred Stock. The rights become exercisable ten days after the announcement that an entity or person has commenced a tender offer to acquire or has acquired 15% or more of the outstanding Exar Common Stock (“the Distribution Date”).

After the Distribution Date, the Board may exchange the rights at an exchange ratio of one common share or one one-hundredth of a preferred share per right. Otherwise, each holder of a right, other than rights beneficially owned by the acquiring entity or person (which will thereafter be void), will have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right. The rights will expire on December 15, 2005.

Employee Stock Participation Plan— Exar is authorized to issue 4,500,000 shares of common stock under its Employee Stock Participation Plan (“ESPP”). The ESPP permits employees to purchase common stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the common stock at the beginning or end of each three-month offering period. Shares purchased by and distributed to participating employees were 134,345 in fiscal year 2003, 107,677 in fiscal year 2002 and 63,861 in fiscal 2001 at weighted average prices of $11.34, $15.64 and $24.56, respectively.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The Company has reserved 2,130,043 shares of common stock for future issuance under its Employee Stock Participation Plan.

Stock Option Plans—Exar has a 2000 Equity Incentive Plan, as amended and restated (the “2000 Plan”) that only permits the granting of non-statutory stock options to executive officers and employees. A maximum of 40% of the total number of shares reserved under the 2000 Plan may be granted to executive officers of the Company. The Board of Directors adopted the 2000 Plan in September 2000 and subsequently amended it in December 2000, June 2001, March 2002 and March 2003. The Company also has a 1997 Equity Incentive Plan (the “1997 Plan”), subsequently amended and restated in September 1999, which permits the granting of both incentive and non-statutory stock options to executive officers of the Company and its employees. Exar also has a 1996 Non-Employee Director’s Stock Option Plan (the “Non-Employee Director’s Plan”), amended and restated in June 1998 and March 2003, which provides each non-employee director of Exar with the opportunity to participate in a stock option plan. Generally, options under the three plans are granted with an exercise price of 100% of the fair value of the underlying stock on the date of grant and have a term of seven years, although options may be granted with a term of up to ten years. These plans allow certain employees, including executives officers, directors, senior management and technical personnel of the Company, the opportunity to select to defer a portion of his or her base salary and apply such deferred salary to options to purchase shares of the Company’s common stock with exercise prices set at a discount to market with the aggregate of such discounts equal to the aggregate amount of the base salary so deferred. Options generally vest over four years. In fiscal years 2003, 2002 and 2001, the Company granted 1,526,890, 2,182,867 and 3,252,550 shares of common stock under the 2000 Plan, the 1997 Plan and the 1996 Non-employee Director’s Plan, respectively. The weighted average fair value of the fiscal years 2003, 2002 and 2001 awards was $14.57, $24.62 and $42.76 per share, respectively.

The Company may grant options to purchase up to 5,694,951, 5,259,789 and 663,968 shares of common stock under the 2000 Plan, the 1997 plan and the 1996 Non-Employee Director’s Plan, respectively. Options are granted at fair value on the date of grant. Options are generally exercisable in four equal annual installments commencing one year after the date of grant and generally expire seven years from the date of grant.

Stock Repurchase Program—In March 2001, the Board of Directors authorized a stock repurchase program to acquire outstanding common stock in the open market. Under this program, the Board of Directors authorized the acquisition of up to $40.0 million of Exar’s common stock. During the fiscal year ended March 31, 2001, the Company acquired 245,000 shares of its common stock for $4.6 million. Although the Company did not repurchase any of its outstanding shares during fiscal years 2002 and 2003, the Company may utilize this program in the future, which would reduce cash, cash equivalents and/or marketable securities available to fund future operations and meet other liquidity requirements.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Option activity under the option plans was as follows:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price per Share
Outstanding, March 31, 2000	7,126,138	$8.27
Options granted	3,252,550	42.76
Options exercised	(1,737,828)	6.12
Options canceled	(138,332)	18.15

Outstanding, March 31, 2001	8,502,528	21.74
Options granted	2,182,867	24.62
Options exercised	(292,923)	7.47
Options canceled	(159,287)	25.40

Outstanding, March 31, 2002	10,233,185	22.71
Options granted	1,526,890	14.57
Options exercised	(827,025)	6.99
Options canceled	(449,083)	29.67

Outstanding, March 31, 2003	10,483,967	$22.47

At March 31, 2003 options to purchase 1,555,609 shares were available for future grant under three plans (1,136,459 under the 2002 Plan, 394,864 under the 1997 Plan and 24,286 under the Non-employee Director’s Plan).

The following table summarizes information concerning options outstanding and exercisable for the combined option plans at March 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Average Life (Yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 1.75—$ 7.88	2,261,500	1.96	$5.88	2,241,648	$5.89
8.21—13.52	2,716,233	4.75	12.45	1,222,355	11.82
13.62—27.15	2,610,534	5.23	23.97	874,673	21.78
27.94—54.75	2,872,700	4.31	43.32	1,616,750	43.25
59.31—60.75	23,000	4.54	59.56	11,500	59.56

$ 1.75—$60.75	10,483,967	4.15	$22.47	5,966,926	$19.66

During the three months ended March 31, 2003, the Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FAS 123,” (“SFAS 148”). The Company accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”), and related interpretations and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Compensation,” (“SFAS 123”). SFAS123 requires the disclosure of pro forma net income and earnings per share. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s calculations were made using the Black-Scholes Option-Pricing Model with the following weighted average assumptions for options granted:

	Fiscal Year
	2003	2002	2001
Risk-free interest rate	2.8%	5.0%	4.9%
Expected term of options (years)	5.8	5.5	5.8
Expected volatility	76.0%	75.0%	70.0%
Expected dividend yield	0.0%	0.0%	0.0%

Under SFAS No. 123, Accounting for Stock-Based Compensation, pro forma compensation cost is calculated for the fair market value of the options granted under the Employee Stock Participation Plan (“ESPP”). The fair value of each stock purchase right granted under the ESPP is estimated using the Black-Scholes Option-Pricing Model with the following weighted average assumptions by fiscal year:

	Fiscal Year
	2003	2002	2001
Risk-free interest rate	2.8%	5.0%	4.9%
Expected term of options (years)	0.25	0.25	0.25
Expected volatility	76.0%	75.0%	70.0%
Expected dividend yield	0.0%	0.0%	0.0%

The Company’s calculations are based on a single option valuation approach and forfeitures are recognized as they occur. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.

The fiscal years 2003, 2002 and 2001 pro forma amounts are not indicative of future period pro forma amounts.

NOTE 9.    COMMITMENTS AND CONTINGENCIES

In 1997, Micro Power Inc., one of the Company’s subsidiaries that the Company had acquired in June 1994, identified low-level groundwater contamination at its principal manufacturing site. Although the area and extent of the contamination appear to have been defined, the source of the contamination has not been identified. The Company reached an agreement with another entity to participate in the cost of ongoing site investigations and the operation of remedial systems to remove subsurface chemicals, which is expected to continue for an additional 5 to 6 years from fiscal year ended March 31, 2003. The Company believes that its site closure costs pertaining to the capping of wells and removal of the filtering system will be minimal. Management estimates that the accrual of $383,000 as of March 31, 2003 is sufficient to cover the estimated remaining 5 to 6 years of continued remediation activities and post-remediation site closure activities.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The Company has invested $925,000 in Skypoint Telecom Fund II (US), L.P., a venture capital fund. The investment is carried at cost on the Company’s Consolidated Balance Sheet. The Company is contractually committed to fund an additional $4.1 million to Skypoint Telecom Fund II (US), L.P. The Company reviews its investments periodically to determine if there has been a temporary or permanent decline in the market value of the investments below the value at which the Company is carrying them on the Consolidated Balance Sheet. In assessing the potential impairment to the investment, the Company considers the fund performance information provided by the fund’s general partner together with other independent market information and makes an estimate of the future market potential of the venture capital fund. If the Company’s assessment of the value of its investment is inconsistent with actual results, the Company may be required to recognize impairment to the asset, resulting in additional expense on the Company’s Consolidated Statements of Operations.

The Company warrants all of its products against defects in materials and workmanship for a period of ninety days from the delivery date. The Company’s sole liability is limited to either replacing, repairing or issuing credit, at its option, for the product if it has been paid for. The warranty does not cover damage which results from accident, misuse, abuse, improper line voltage, fire, flood, lightning or other damage resulting from modifications, repairs or alterations performed other than by the Company, or resulting from failure to comply with the Company’s written operating and maintenance instructions. Warranty expense has historically been immaterial.

Additionally, the Company’s sales agreements indemnify its customers for any expenses or liability resulting from alleged or claimed infringements of any United Stated letter patents of third parties. However, the Company is not liable for any collateral, incidental or consequential damages arising out of patent infringement. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. However, to date, the Company has not paid any claims or been required to defend any lawsuits with respect to any claim.

From time to time, the Company is involved in various claims, legal actions and complaints arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The following table summarizes the Company’s contractual payment obligations and commitments as of March 31, 2003 (in thousands):

	Fiscal Year
	2004	2005	2006	2007	2008	Thereafter	Total
Contractual Obligations
Purchase Obligations	$4,385	$—	$—	$—	$—	$—	$4,385
Venture Investment Commitments
(Skypoint Fund)(1)	—	—	—	—	—	—	4,075
Lease Obligations	119	93	45	45	45	11	358

Total	$4,504	$93	$45	$45	$45	$11	$8,818

(1)	The payments related to the venture commitment, Skypoint Fund, do not have a set payment schedule. The remaining amount payable to the fund will be required to be paid at the discretion of the fund’s management and in accordance with the limited partnership agreement with the fund.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

NOTE 10.    INDUSTRY AND SEGMENT INFORMATION

The Company operates in one reportable segment and is engaged in the design, development and marketing of a variety of analog and mixed-signal application-specific integrated circuits for use in communications and in video and imaging applications. The nature of the Company’s products and production processes as well as type of customers and distribution methods is consistent among all of the Company’s products. The Company’s foreign operations are conducted primarily through its wholly-owned subsidiaries in Japan, the United Kingdom and France. The Company’s principal markets include North America, Asia/Japan and Europe. Net sales by geographic area represent sales to unaffiliated customers. Substantially all of the Company’s long-lived assets at March 31, 2003 and 2002 were located in the United States.

All information on sales by geographic area is based upon the location to which the products were shipped. The Company previously reported sales based upon where the sales effort took place. The following table sets revenue by geographic area for fiscal years ended March 31 (in thousands):

	2003	2002	2001
Net sales:
United States	$27,758	$28,909	$69,431
Other	565	248	953

Total North America sales	28,323	29,157	70,384

Singapore	18,888	8,219	8,620
Asia and Japan	12,249	8,751	18,127
Europe and Rest of World	7,548	8,861	15,793

Total export sales	38,685	25,831	42,540

Total net sales	$67,008	$54,988	$112,924

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

NOTE 11.    RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No.145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections” (“SFAS 145”). Among other things, SFAS 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” are met. SFAS 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. The adoption of this statement did not have any effect on the Company’s financial statements.

In July 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” (“SFAS 146”). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The Company adopted SFAS 146 effective January 1, 2003. The adoption of SFAS 146 did not have a material impact on its financial position or results of operations, although SFAS 146 may impact the timing of recognition of costs associated with future restructuring, exit or disposal activities.

In November 2002, FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies the requirements of FASB Statement No. 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for and disclosure of the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual reports that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of the guarantor’s year-end. The adoption of FIN 45 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the Emerging Issues Task Force reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, (“EITF 00-21”). EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company believes that adoption of EITF 00-21 will have no material impact on its financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123,” (“SFAS 148”). SFAS 148 requires companies to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”), to require prominent disclosures both in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has included the disclosures required by SFAS 148 in Note 8—“Stockholders’ Equity.” The Company does not intend to adopt the accounting provisions of SFAS 123 for employee compensation.

EXAR CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the impact that the adoption of this standard will have on its financial position and results of operations.

Exhibit A

Personnel Option Status					Exar Corporation ID: 48720 Kato Road Fremont, CA 94538					Page: File: Date: Time:

AS OF (DATE)

(EMPLOYEE NAME)					ID:

Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

Exhibit A Key to Headings

TITLE OF COLUMN	DESCRIPTION OF INFORMATION PROVIDED
“Number”	This is the grant number of the option.

“Option Date”	This is the date the option was granted. This is not the vesting commencement date of the option.

“Plan”	This is the name of the stock option plan that the option was granted under. The option is currently subject to the terms and conditions of this stock option plan.

“Type”	This states whether the option is an incentive stock option or a nonstatutory stock option.

“Granted”	This is the number of shares that the option covered at grant.

“Price”	This is the exercise price of the option.

“Exercised”	This is how many options have been exercised as of August 26, 2003.

“Vested”	This is the number of options that will be vested as of September 26, 2003, assuming that you remain an employee of Exar through such date. This number may be inaccurate if you are no longer an employee of Exar as of September 26, 2003.

“Cancelled”	This is the number of options that will have terminated or expired as of September 26, 2003, not taking into account any options that may be cancelled in connection with the stock option exchange program which commenced on August 27, 2003. This number assumes that you remain an employee of Exar through September 26, 2003 and may be inaccurate if you are no longer an employee as of such date.

“Unvested”	This is the number of options that will be unvested as of September 26, 2003, assuming that you remain an employee of Exar through such date. This number may be inaccurate if you are no longer an employee of Exar as of September 26, 2003.

“Outstanding”	This is the number of options that have not been exercised as of August 26, 2003 or cancelled or expired as of September 26, 2003, not taking into account any options that may be cancelled in connection with the stock option exchange program which commenced on August 27, 2003. This number assumes that you remain an employee of Exar through September 26, 2003 and may be inaccurate if you are no longer an employee as of such date.

“Exercisable”	This is the number of options that will be exercisable as of September 26, 2003, assuming that you remain an employee of Exar through such date. This number may be inaccurate if you are no longer an employee of Exar as of September 26, 2003.